UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Western Alliance Bancorporation

(Name of Registrant as Specified in Its Charter)

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WA Western Alliance
Bancorporation
Notice of 2017 Annual
Meeting of Stockholders
and Proxy Statement
BANK OF NEVADA
FIRST INDEPENDENT BANK
BridgeBank
Alliance Bank OF ARIZONA
Alliance Association Bank
TORREY PINES BANK
Divisions Western Alliance Bank. Member FDIC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2017

To the Stockholders of Western Alliance Bancorporation:

The Annual Meeting of Stockholders (“Annual Meeting”) of Western Alliance Bancorporation (“Company”) will be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004 on Tuesday, June 6, 2017, at 11:00 a.m., local time, for the following purposes:

1.	To elect fourteen directors to the Board of Directors for a one-year term (“Proposal No. 1” or “Election of Directors”);

2.	To approve, on a non-binding advisory basis, executive compensation (“Proposal No. 2” or “Say-on-Pay”);

3.	To ratify the appointment of RSM US LLP as the Company’s independent auditor (“Proposal No. 3” or “Ratification of Auditor”); and

4.	To transact such other business as may properly come before the stockholders at the Annual Meeting.

Only stockholders of record at the close of business on April 10, 2017, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of the Company for a period of ten days prior to the Annual Meeting until the close of such meeting.

Your vote is important. Even if you plan to attend the Annual Meeting in person, please vote your shares of the Company’s common stock in one of these ways: (1) use the toll-free telephone number provided below in “Voting Rights”; (2) visit the website provided below in “Voting Rights”; or (3) if you request a to receive your proxy materials by mail, mark, sign, date and promptly return the proxy card to the address provided. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors,

Randall S. Theisen
Secretary
Phoenix, Arizona
April 21, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 6, 2017: This proxy statement, along with our annual report on Form 10-K for the fiscal year ended December 31, 2016, are available free of charge online at www.proxyvote.com.

Named Executive Officers for 2016	25
Overview of 2016 Performance and Compensation	26
Compensation Design	26
2016 Advisory Vote on Executive Compensation	27
Benchmarking of Compensation	27
Elements of Executive Compensation	28

Annual Base Salary	28
Annual Bonus Plan	29
Executive Officer Stock Ownership Guidelines	33
Benefits and Perquisites	33
Non-Qualified Deferred Compensation Plan	34
Bridge Bank, National Association Supplemental Executive Retirement Plan	34

Tax Considerations	34
Evaluation of Company Compensation Plans and Risk	34

GENERAL INFORMATION

PROXY STATEMENT

General Information

This proxy statement is being provided to stockholders of Western Alliance Bancorporation (“Company”) for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, at 11:00 a.m., local time, on Tuesday, June 6, 2017, and any and all adjournments thereof.

We use the SEC notice and access rule that allows us to furnish our proxy materials to our stockholders over the internet instead of mailing paper copies of those materials. As a result, beginning on or about April 21, 2017, we sent our stockholders by mail a notice of internet availability of proxy materials containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice. Using notice and access allows us to reduce our printing and mailing costs and the environmental impact of our proxy materials. The Company will pay all expenses incurred in this solicitation.

The Company is soliciting proxies by mail, over the internet and by telephone, and the Company’s directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. In addition, the Company has retained Morrow & Co., LLC of 470 West Ave. Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $9,000.00 plus disbursements based on out-of-pocket expenses, telecommunicators, directory assistance and related telephone expenses. Proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Your proxy is being solicited by the Board of Directors of the Company. Your proxy will be voted as you direct; however, if no instructions are given on an executed and returned proxy, it will be voted FOR the election of the fourteen director nominees for a one year term and FOR the other proposals described in this proxy statement.

If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The Company is required to file an annual report on Form 10-K for its 2016 fiscal year with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K by visiting www.proxyvote.com or www.westernalliancebancorporation.com, or by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Voting Rights

Only stockholders of record at the close of business on April 10, 2017 (“Record Date”) are entitled to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 105,425,943 shares of common stock outstanding and eligible to be voted at the Annual Meeting. Each holder of common stock shall have one vote for each share of common stock of the Company in the holder’s name on the Record Date.

Stockholders who do not plan to attend the Annual Meeting in person or who will attend the Annual Meeting but wish to vote by proxy may do so as follows:

●	Internet: going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy.

●	Telephone: calling 1-800-690-6903 and following the voice prompts. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	1

VOTING RIGHTS  •  QUORUM AND SUMMARY OF PROPOSALS

●

Mail (if you request to receive your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided.

Stockholders who provide their proxy over the internet may incur costs, such as telephone and internet access charges, for which the stockholder is responsible. Eligible stockholders of record will not be able to provide their proxy through the internet or over the telephone after 11:59 p.m. Eastern Time on June 5, 2017. After such time, stockholders of record will only be able to vote by attending the Annual Meeting and voting in person.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date (including a proxy given over the internet or by telephone), or by voting in person at the Annual Meeting. Attendance at the Annual Meeting without voting will not revoke a previously provided proxy.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (“record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct.

If you do not give instructions, whether the broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. The Ratification of Auditor is the only proposal set forth in this proxy statement that is considered routine.

For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:

Proposal No. 1 – Election of Directors. Broker non-votes and abstentions will have no effect on this proposal.

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation. Broker non-votes will have no effect on this proposal. Abstentions will have the same effect as votes against the proposal.

Proposal No. 3 – Ratification of Auditor. Abstentions will have the same effect as votes against this proposal.

If your shares are held in the name of a bank or broker, your ability to provide a proxy over the internet or via the telephone will depend on the processes of your bank or broker. Therefore, we recommend that you follow the instructions on the form you receive.

Quorum and Summary of Proposals

The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote, for purposes of determining the presence of a quorum at the Annual Meeting. Our Board of Directors has recommended you vote “FOR” the director-nominees and the other proposals set forth in this proxy statement.

Proposal No. 1 – Election of Directors.

A nominee will be elected if the votes cast for the nominee’s election exceed the votes cast against such nominee’s election. There is no cumulative voting in the election of directors.

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation.

The annual advisory vote will be approved if a majority in voting power of the shares present in person or represented by proxy and entitled to vote cast their votes for the proposal. Because the vote is advisory, neither the Company nor the Board of Directors will be bound to take action based upon the outcome. However, the Compensation Committee and Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

2	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  BOARD LEADERSHIP STRUCTURE

Proposal No. 3 – Ratification of Auditor.

The proposal to ratify the appointment of RSM US LLP as the Company’s independent auditor will be approved if a majority in voting power of the shares present in person or represented by proxy and entitled to vote cast their votes for the proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2017 will stand, unless the Audit Committee finds other good reason for making a change.

The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote.

Shares in the Company 401(k) Plan

If you hold shares in the Western Alliance Bancorporation 401(k) Plan (the “401(k) Plan”), you may instruct the plan trustee on how to vote your shares in the 401(k) Plan by mail, by telephone or over the internet as described above. You may vote or provide instructions with respect to all of the shares of our common stock allocated to your account on the Record Date.

In addition, your vote or instructions will also apply pro rata, along with the votes or instructions of other participants in the 401(k) Plan who return voting instructions to the trustee, to all shares held in the 401(k) Plan for which voting directions are not received. These undirected shares may include shares credited to the accounts of participants who do not return their voting instructions and shares held in the 401(k) Plan that were not credited to individual participants’ accounts as of the Record Date. The trustee will automatically apply your voting preference to the undirected shares proportionately with all other participants who provide voting directions.

Corporate Governance

The Board of Directors is responsible for ensuring effective governance over the Company’s affairs. The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents are available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorporation.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Board Leadership Structure

In accordance with the Company’s Bylaws, as amended (“Bylaws”), the Chairman of the Board of Directors (the “Chairman”) is a discretionary position whose sole stated duty is to preside at meetings of the Board of Directors and meetings of stockholders, as well as to perform such other duties as assigned to him by the Board of Directors. The Chief Executive Officer (“CEO”) is required to be a member of the Board of Directors, subject to the direction of the Board of Directors, and has general supervision, direction and control of the business and officers of the Company. The positions of Chairman and CEO may be held by the same person or may be held by two people. The Board of Directors does not have a definitive policy on whether the role of the Chairman and the CEO should be separate.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	3

CORPORATE GOVERNANCE  •  BOARD LEADERSHIP STRUCTURE

The Company has a Lead Independent Director, who is selected by the non-management directors, because the Board of Directors believes the position can contribute to improved corporate performance in the following ways: (1) supporting effective communication and building a productive relationship between the CEO and other members of executive management and the Board of Directors; (2) leading the process for improving performance of the Board of Directors; and (3) assisting in a crisis. Mr. Beach has served as the Company’s Lead Independent Director since 2010. In addition to the duties of all directors, the specific responsibilities of the Company’s Lead Independent Director are as follows:

Lead Independent Director Responsibilities

✓	Assist the Chairman/CEO with setting the Board agenda and schedules;

✓	Preside at meetings in the absence of the Chairman/CEO;

✓	Lead the Board in evaluating the Chairman/CEO;

✓	Call for meetings of the independent and/or non-management directors as necessary, set the agenda and preside at such meetings;

✓	Provide feedback to the CEO and management team on issues of interest or concern to the Directors, including ensuring the Board has the information it has requested;

✓	Work with the Governance Committee regarding committee assignments, succession planning and Board candidates;
✓	Work with the Governance Committee to lead the Board and individual directors through an annual evaluation process;

✓	Assist new Board members and provide counsel needed to enable them to become active and productive contributors;

✓	Facilitate outside director action in a crisis;

✓	Stay informed about Company activities, strategies, performance and provide counsel and feedback to the Chairman/CEO;

✓	Lead the Board to achieve consensus in its deliberations while reaching timely decisions;

✓	Lead the Board process to ensure focus on strategic issues rather than minutiae; and

✓	If requested, communicate directly with stockholders.

After careful consideration, the Nominating and Corporate Governance Committee (“Governance Committee”) continues to believe that the Company’s current structure of the Board of Directors combining the CEO and Chairman positions and utilizing a Lead Independent Director is the most appropriate leadership structure for the Company and its stockholders. The Governance Committee based its determination on a number of reasons, the most significant of which include the following:

•

The CEO is the individual selected by the Board of Directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive strategic planning sessions of the Board of Directors and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives; and

•

The structure of our Board of Directors provides strong oversight by independent directors. Our Lead Independent Director’s responsibilities include leading independent and non-management sessions of the Board of Directors during which our directors meet without management. These sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the CEO and, where necessary, critical of the CEO and senior management. In addition, each of the Board of Directors’ standing committees is chaired by an independent director.

4	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  DIRECTOR SELECTION PROCESS

Director Selection Process

One of the primary responsibilities of the Governance Committee is to assist the Board of Directors in identifying, and reviewing the qualifications of, prospective directors of the Company. The Board of Directors and the Governance Committee periodically review the appropriate size and composition of the Board of Directors. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Governance Committee-recommended nominee.

The Governance Committee is guided by the following basic selection criteria for all nominees:	✓

The director’s/potential director’s character and integrity, experience and understanding of strategy and policy-setting, reputation for working constructively with others and sufficient time to devote to matters of the Board of Directors;

	✓	The director’s/potential director’s educational, business, non-profit or professional acumen and experience;
✓

Whether the director/potential director assists in achieving a mix of directors that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

	✓	Whether the director/potential director meets the independence requirements of the SEC and listing standards of the NYSE;
✓

Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business, such as experience in a regulated industry or a publicly held company;

	✓	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;
✓

Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a director; and

	✓	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in highly regulated environment.

The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In 2017, the Governance Committee adopted a Director’s Skills & Experience Matrix, which, in addition to the criteria set forth above, the Governance Committee uses to consider how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	5

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

The Governance Committee will consider nominees for directors recommended by stockholders. A stockholder wishing to recommend a director candidate for consideration by the Committee should send such recommendation to the Company’s Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the Governance Committee. Any such recommendation should include the following minimum information for each director nominee: full name, address and telephone number, age, a description of the candidate’s qualifications for service on the Board of Directors (such as principal occupation and directorships on publicly-held companies during the past five years), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and the number of shares of Company common stock owned, if any. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance Committee as a nominee, must comply with certain advance notice requirements. See “Stockholder Proposals for the 2018 Annual Meeting” on page 55 for more information on these procedures.

If the Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own greater than 5% of the Company’s outstanding voting stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by stockholders, the Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance Committee conducts an independent due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by stockholders, will be similarly evaluated by the Governance Committee using the Board of Directors membership criteria described above.

All of the nominees standing for election to the Company’s Board of Directors at this year’s Annual Meeting are current directors. The Governance Committee and the Board of Directors believe that all the nominees satisfy the above described director standards. Accordingly, all of such nominees were approved for re-election by the Board of Directors, based in part on the recommendation of the Governance Committee. With respect to this year’s Annual Meeting, no nominations for directors were received from stockholders.

Board Composition

The Company’s Bylaws provide that the Board of Directors will consist of not less than eight or more than seventeen directors. The Board of Directors may, from time to time, fix the number of directors within these limits. Neither M. Nafees Nagy, M.D. nor John Peter Sande III, each current directors of the Company, have been nominated for re-election to the Board of Directors at the Company’s 2017 Annual Meeting. Accordingly, effective as of the date of the Annual Meeting, the Board of Directors has reduced the number of directors from sixteen to fourteen. At the Annual Meeting, the fourteen directors described in the “Information as to Director Nominees” section will be elected to serve for one-year terms.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the annual stockholders’ meeting following election. The number of directors may be changed only by resolution of the Board of Directors.

Information regarding each of the Company’s directors is set forth below. All ages are provided as of December 31, 2016.

6	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

Information as to Director Nominees

The terms of the following directors will expire at this year’s Annual Meeting. The Board of Directors has nominated the individuals listed below, all of whom are current directors of the Company, to be elected as directors at the Annual Meeting. See “Items of Business To Be Acted On At The Meeting – Proposal No. 1 Election of Directors” on page 51.

Bruce Beach	Age 67	Director since 2005

Mr. Beach has been a director of the Company since April 2005 and Lead Independent Director since January 2010. He served as Chairman of the Company’s Audit Committee from May 2009 to March 2017. Mr. Beach was a director of Western Alliance Bank since its formation until December 2015 and was reappointed as a director of Western Alliance Bank in March 2017. Mr. Beach has been the Chairman of BeachFleischman PC, an accounting and business advisory firm in Southern Arizona, since May 1991, and served as its Chief Executive Officer from 1991 to 2015. Mr. Beach is a certified public accountant, received a BS in business administration and an MBA from the University of Arizona, and has 43 years of experience in public accounting. Mr. Beach was the Vice-Chairman of Carondelet Health Network, one of the largest hospital systems in Southern Arizona, from July 2004 until December 2007, and served as the chairman of its Audit Committee from July 2003 until December 2007. Mr. Beach served a term as Chairman of Carondelet Health Network in 2008, and retired from the Carondelet board of directors on December 31, 2008. Mr. Beach’s experience as an accounting professional and his background as an executive and director contribute management and financial expertise to our Board of Directors, as well as leadership skills and significant knowledge of the Southern Arizona business environment.

William S. Boyd	Age 85	Director since 2002

Mr. Boyd has been a director and stockholder of the Company since 2002 and was a founder of its first bank subsidiary, Bank of Nevada. Mr. Boyd was appointed as a director of Western Alliance Bank in March 2017. Mr. Boyd has served as a director of Boyd Gaming Corporation since its inception in June 1988, and as Chairman of the Board of Directors since August 1988. Mr. Boyd also held the position of CEO of Boyd Gaming Corporation from August 1988 through December 2007, when he was elected to the Office of Executive Chairman of that company, effective January 2008. Mr. Boyd has been a director of California Hotel and Casino since its inception in 1973. He has previously served on the board of directors and for the past fifteen years has been the President Emeritus of the National Center for Responsible Gaming. He served as a director of Nevada State Bank from 1965 to 1985. Mr. Boyd played a leading role in founding the William S. Boyd School of Law at the University of Nevada, Las Vegas. Mr. Boyd is the father of director Marianne Boyd Johnson. Mr. Boyd brings extensive experience in executive and operational management to our Board of Directors, as well as experience in a highly regulated industry. He is the Chairman and former CEO of Boyd Gaming, a NYSE-listed public company, and a prominent fixture within the Las Vegas business community where the Company’s Bank of Nevada division operates. Additionally, Mr. Boyd has a law degree and actively practiced in Las Vegas for 15 years, specializing in business related matters. He also has over 20 years of previous experience as a bank board director.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	7

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

Howard N. Gould	Age 67	Director since 2015

Mr. Gould has been a director of the Company since October 2015 and was previously a director of Bridge Capital Holdings from 2009 until it merged into the Company in June of 2015. Mr. Gould was appointed as a director of Western Alliance Bank in March 2017. Mr. Gould is Vice Chairman of Carpenter and Company and is a managing member of Carpenter Fund Manager, GP, LLC, the general partner of the Carpenter Community BancFunds. From 2004 to 2005, Mr. Gould was California Commissioner of Financial Institutions under Governor Arnold Schwarzenegger. From 2002 to 2003, he was Vice Chairman of The Bank of the West, which had acquired United California Bank where he was Vice Chairman and Chief Operating Officer of the bank from 1992 to 2002. Prior to that position he was Managing Partner of The Secura Group. He was State Superintendent of Banks for the State of California under Governor George Deukmejian. Mr. Gould also served as an officer at Bank of America and Wells Fargo Bank. Mr. Gould’s experience in management at large financial institutions and as the Commissioner of California’s bank regulatory agency enables him to provide valuable insights to our Board of Directors concerning bank industry, management and regulatory matters.

Steven J. Hilton	Age 55	Director since 2002

Mr. Hilton has been a director of the Company since December 2002 and was a director of Western Alliance Bank from February 2003 until it merged with Bank of Nevada and Torrey Pines Bank in December 2013 and was reappointed as a director of Western Alliance Bank in March 2017. Mr. Hilton was the co-founder and is the Chairman and Chief Executive Officer of Meritage Homes Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became a publicly-traded company and combined with Legacy Homes in 1997, resulting in the creation of Meritage Homes Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona. Mr. Hilton contributes considerable knowledge of the southwestern real estate market to our Board of Directors. As the Chairman and CEO of another NYSE-listed public company, Mr. Hilton also brings executive management experience, risk assessment skills and public company expertise to our Board of Directors.

Marianne Boyd Johnson	Age 58	Director since 1995

Ms. Johnson has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada. Ms. Johnson was appointed as a director of Western Alliance Bank in March 2017. Since 1992, Ms. Johnson has been a member of the board of directors of Boyd Gaming Corporation and has served as its Vice Chairman of the Board since February 2001. Ms. Johnson was Senior Vice President of Boyd Gaming from December 2001 until December 2007, and she was promoted to Executive Vice President in January 2008. Ms. Johnson has served Boyd Gaming since 1977 in a variety of capacities, including sales and marketing. Ms. Johnson served as a director of Nevada Community Bank until its sale to First Security Bank (Wells Fargo) in 1993. Ms. Johnson is the daughter of director William S. Boyd. Ms. Johnson brings to our Board of Directors nearly two decades of experience in both the banking and highly regulated gaming industry, as well as extensive knowledge of the Las Vegas, Nevada market, and considerable public company experience.

Robert P. Latta	Age 62	Director since 2015

Mr. Latta has been a director of the Company since 2015 and was previously a director of Bridge Capital Holdings from 2004 until it merged into the Company in June of 2015. Mr. Latta was appointed as a director of Western Alliance Bank in March 2017. Mr. Latta is a senior partner at Wilson Sonsini Goodrich & Rosati, one of the nation’s leading technology and growth business law firms, where he has worked since 1979 and has served as a member of various firm management committees. Mr. Latta has substantial experience in a broad range of general corporate and transactional matters, including company formations, venture capital financings, public offerings, and mergers and acquisitions. Mr. Latta brings corporate finance experience and familiarity with corporate governance matters to our Board of Directors, as well as Audit Committee and Compensation Committee experience.

8	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

Cary Mack	Age 57	Director since 2005

Mr. Mack has been a director of the Company since April 2005. Mr. Mack was a director of Torrey Pines Bank from its formation in May 2003 until it merged with Western Alliance Bank in December 2013, was Chairman of Torrey Pines Bank from July 2009 to December 2013, and was a director of Western Alliance Bank from December 2013 to December 2015 and was reappointed as a director of Western Alliance Bank in March 2017. Mr. Mack has held licenses in the State of California as a certified public accountant, attorney and real estate broker. Mr. Mack co-manages Southwest Value Partners Enterprise, a private real estate investment firm located in San Diego, California (“SVP”). Mr. Mack’s legal and accounting experience, his involvement in auditing practices and risk management programs and policies, and his knowledge of the investment and real estate markets provide the Board of Directors with invaluable expertise in these areas.

Todd Marshall	Age 60	Director since 1995

Mr. Marshall has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada. Mr. Marshall was also a director of Torrey Pines Bank from January 2011 until it merged into Western Alliance Bank in December 2013. Mr. Marshall was appointed as a director of Western Alliance Bank in March 2017. Mr. Marshall was a director of Marshall Retail Group from May 1976 to 2015, served as its Chief Executive Officer until January 2005 and served as Chairman until 2014. The Marshall Retail Group owns and operates stores in more than 140 locations, primarily in major casino-hotels in Nevada, Mississippi and New Jersey. He is currently the owner and President of Marshall Management Co., a real estate investment and property management company in Las Vegas and serves on the board of Sourcing Network International, LLC. Mr. Marshall served on the board of directors of Consumer Health Services from July 2007 until July 2012, and as its Chief Operating Officer from March 2011 until March 2012. Mr. Marshall’s long history with the Company, his extensive leadership experience and knowledge of the Las Vegas retail market and community provide our Board of Directors with an important perspective for assessing and managing risks and planning for corporate strategy in one of its largest markets. Mr. Marshall also brings to our Board of Directors his experience in the highly regulated gaming industry and marketing and branding expertise.

James E. Nave, D.V.M.	Age 72	Director since 1995

Dr. Nave has served as a director of the Company since its establishment in 1995, and served as a director of Bank of Nevada from 1994 until it merged into Western Alliance Bank in December 2013. Dr. Nave was appointed as a director of Western Alliance Bank in March 2017. Dr. Nave, a former officer in the armed forces, has owned the Tropicana Animal Hospital since 1974, and is the owner of multiple veterinary hospitals. In July 2013, he finished his second six-year term as the Director of International Affairs for the American Veterinary Medical Association, and is a past President of that organization. He is a member and past President of the Nevada Veterinary Medical Association and the Western Veterinary Conference, as well as a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, and the American Animal Hospital Association. He has previously served as the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association, and as a member of the Executive Board of the World Veterinary Association. Dr. Nave was also the Chairman of the University of Missouri, College of Veterinary Medicine Development Committee. He was a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its Chairman from 1989 to 1992 and from 1994 to 1996. Dr. Nave serves as an independent director of Station Casinos, LLC and is chairman of its Audit Committee. He also serves as lead director, Chairman of the Audit Committee, and as a member of the Governance and Compensation Committees for Red Rock Resorts, Inc. Dr. Nave’s management skills, leadership experience, financial acumen and Audit Committee experience add an important dimension to the composition of our Board of Directors.

Michael Patriarca	Age 66	Director since 2016

Mr. Patriarca has been a director of the Company since September 2016 and Chairman of the Company’s Audit Committee since March 2017. Mr. Patriarca was appointed as a director of Western Alliance Bank in March 2017. Mr. Patriarca advised large financial institutions on risk management, audit, compliance, governance and a broad range of regulatory issues at Promontory Financial Group, a premier financial services consulting firm, serving as Managing Director from 2009 through 2014 and as a consultant from 2005 through 2008. From 1999 through 2005, Mr. Patriarca served as the global head of risk management and audit at Visa International and in several executive positions, including General Auditor, at Wells Fargo Bank from 1992 through 1999. Prior to his 23 years of private sector experience, Mr. Patriarca performed senior regulatory roles at the Office of the Comptroller of the Currency and the Office of Thrift Supervision over 16 years of government service. Mr. Patriarca is a career financial services executive with deep and diverse experience.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	9

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

Robert G. Sarver	Age 55	Director since 2002

Mr. Sarver has been the Chairman and Chief Executive Officer of the Company since December 2002. He also served as the President of the Company from December 2002 to April 2010. He served on the Torrey Pines Bank board of directors until the bank merged with Western Alliance Bank in December 2013. He currently serves on the board of directors of Western Alliance Bank and was appointed Chairman in January 2016. Mr. Sarver organized and founded National Bank of Arizona in 1984 and served as President at the time of the sale of that bank in 1994 to Zions Bancorporation. Mr. Sarver was the lead investor and CEO of GB Bancorporation, the former parent company of Grossmont Bank, from 1995 to 1997. Mr. Sarver served as Chairman and CEO of California Bank and Trust and as an Executive Vice President with Zions Bancorporation from June 1998 to March 2001. He served as a director and credit committee member of Zions Bancorporation from 1995 to 2001, and as a director of Skywest Airlines from 2000 to 2015. Mr. Sarver was an original founder and managing principal of Southwest Value Partners Enterprises (“SVP”), but no longer serves in a managing or controlling capacity. Mr. Sarver is a member of SVP’s three-person underwriting committee. Mr. Sarver is also a director of Meritage Homes Corporation, the Managing Partner of the Phoenix Suns NBA basketball team, a member of the board of directors of the Sarver Heart Center at the University of Arizona, and a part owner of the Spanish professional soccer club Real Club Deportivo Mallorca, S.A.D. Mr. Sarver brings extensive experience in banking, real estate and executive management to our Board. Mr. Sarver’s experience as a leader and entrepreneur in the Southwest, where the Company operates, provides insight to the Board of Directors on the factors that impact both the Company and the communities in which it operates. Moreover, Mr. Sarver’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide our Board of Directors with Company-specific experience and expertise.

Donald D. Snyder	Age 69	Director since 1997

Mr. Snyder has served as a director of the Company since 1997 and served as a director of Western Alliance Bank from January 2014 to December 2015 and was reappointed as a director of Western Alliance Bank in March 2017. Mr. Snyder was a director of Bank of Nevada from 1997 until it merged with Western Alliance Bank in December 2013, and served as Chairman of Bank of Nevada from January 2010 to December 2013. He was a founding director of the entity created to charter Bank of Nevada and was one of its initial investors. Mr. Snyder has served in senior leadership positions at University of Nevada, Las Vegas (UNLV) since June 2010. He was Dean of the William F. Harrah College of Hotel Administration from June 2010 to June 2013; Executive Dean for Strategic Development from June 2013 to January 2014; President from February 2014 to January 2015 while the university conducted a national search to fill the vacancy created by the unexpected resignation of the former President; and served as Presidential Advisor for Strategic Initiatives from January 2015 to January 2016. Mr. Snyder continues to serve as a Presidential Advisor in a voluntary capacity for UNLV. He is also Chairman of The Smith Center for the Performing Arts, and is a director of Tutor Perini Corporation and Switch Ltd. Mr. Snyder served as a director of NV Energy from 2005 to 2013. Mr. Snyder was the President of Boyd Gaming Corporation from January 1997 to March 2005, having joined the company’s board of directors in April 1996 and its management team in July 1996. Prior to that, he was President and CEO of the Fremont Street Experience LLC, a private/public partnership formed to develop and operate a major redevelopment project in Downtown Las Vegas. Mr. Snyder was previously Chairman of the board of directors and CEO of First Interstate Bank of Nevada, then Nevada’s largest full-service bank, from 1987 through 1991. During his 22 years with First Interstate Bank from 1969 to 1991, Mr. Snyder served in various management positions in retail and corporate banking, as well as international and real estate banking. He has served and continues to serve on the boards of numerous industry and community organizations. Mr. Snyder brings to our Board of Directors an extraordinary understanding of the Company’s business, history and organization as well as extensive leadership skills, banking and regulatory expertise and management experience.

10	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  BOARD COMPOSITION

Sung Won Sohn, Ph.D.	Age 72	Director since 2010

Dr. Sohn was appointed as a director of the Company in 2010 and as a director of Western Alliance Bank since March 2017. He served as a director of Torrey Pines Bank from December 2010 until it merged into Western Alliance Bank in December 2013. Dr. Sohn is Smith Professor of Economics and Finance at California State University CI and a Commissioner on the Los Angeles City Employees Retirement System (LACERS) Board of Administration. He also currently serves on the boards of the National Association of Corporate Directors Southern California. Dr. Sohn was the Vice Chairman of multi-national retailer Forever 21 and was the President and Chief Executive Officer of Hanmi Financial Corporation, a commercial bank in Los Angeles, California. Before joining Hanmi in 2005, Dr. Sohn was an Executive Vice President and Chief Economic Officer of Wells Fargo Bank. Prior to his tenure at Wells Fargo, Dr. Sohn was a senior economist on the President’s Council of Economic Advisors in the White House, and has also been a tenured college professor in the Pennsylvania State University System. He is author of two books Global Financial Crisis and Exit Strategy and The New Economy. He has served on the boards of Port of Los Angeles, First California Bank, Foreign Affairs Council of Los Angeles, Children’s Bureau of Los Angeles, Ministers Mutual Life Insurance Company, L.A. Music Center (Performing Arts), Park Nicollet Health Services, The Blake School, Minnesota Community College System, North Memorial Medical Center, Harvard Business School Association of Minnesota and the American Heart Association of Minnesota. Dr. Sohn was educated at the University of Pittsburgh and Harvard Business School. In addition to world class abilities in economic forecasting, Dr. Sohn offers our Board of Directors expertise and experience in banking, management and the Southern California market.

Kenneth A. Vecchione	Age 62	Director since 2007

Mr. Vecchione has been a director of the Company since October 2007 and served as the non-management Chairman of the Company’s bank subsidiary, Western Alliance Bank, from January 2014 to December 2015. Mr. Vecchione was reappointed as a director of Western Alliance Bank in March 2017. He served as Vice Chairman of Bank of Nevada from October 2010 to December 2013, and was the Company’s President and Chief Operating Officer from April 2010 to April 2013. In April 2013, Mr. Vecchione joined Encore Capital Group as President and a director, and became CEO of that company in June 2013. He also is Chairman of Cabot Credit Management, Encore Capital Group’s largest majority owned international subsidiary. During his more than 35-year career, Mr. Vecchione has held a number of senior positions at large financial services companies, including Chief Financial Officer at Apollo Global Management, LLC from 2007 to 2010 and Executive Vice President and Chief Financial Officer at AT&T Universal Card Services from 1997 to 1998. Between 1998 and 2006, Mr. Vecchione served in a number of positions at MBNA Corporation, including three years as Vice Chairman and Chief Financial Officer. Mr. Vecchione previously served as a director of International Securities Exchange from 2007 through June 2016. Mr. Vecchione served on the board of the Federal Home Loan Bank of San Francisco from 2012 through 2013. Mr. Vecchione also served as a director of Affinion Group and was the Chairman of its Audit Committee until January 2011. Mr. Vecchione provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends and regulatory issues within the financial services industry, and as to his diverse relationships within the financial services community.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	11

CORPORATE GOVERNANCE  •  DIRECTOR INDEPENDENCE

Director Independence

The Company’s common stock is traded on the NYSE. The NYSE’s rules require that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company, and a director must satisfy all categorical standards relating to independence, as set forth in Section 303A of the NYSE Listed Company Manual.

Of the 14 persons nominated for election to the Board of Directors, 12 have been determined by the Board of Directors to be independent under NYSE standards. The Board of Directors based these determinations primarily on the recommendations of the Governance Committee, which performed a detailed review of the Company’s internal records and the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with such directors. As part of its review, the Governance Committee considered, among other things, the nature and extent of each director’s business relationships and transactions with the Company, its subsidiaries, and its executive officers and their affiliated business entities, including personal investment activities, professional services, and involvement in charitable or non-profit organizations.

Based on these factors, the Board of Directors determined that Mr. Sarver is not independent because he has served as executive officer of the Company and Western Alliance Bank within the last three years. Likewise, the Board of Directors determined that Mr. Hilton is not independent. In evaluating Mr. Hilton’s independence, the Board of Directors considered the fact that he is Chairman and CEO of Meritage Homes Corporation (“Meritage”), and Mr. Sarver is a member of the board of directors of Meritage. The board of directors of Meritage considers Mr. Sarver to be a non-independent director. In addition, the Board of Directors also considered the fact that Mr. Sarver is the Managing Partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. Further, Mr. Hilton is an investor in multiple commercial real estate ventures in which Mr. Sarver also has a direct or indirect interest, and Mr. Sarver serves as trustee of certain trusts that Mr. Hilton has established for the benefit of his children. Accordingly, based on the totality of these circumstances, and notwithstanding that Mr. Hilton satisfies all of the NYSE’s categorical standards for independence, the Company’s Board of Directors concluded it is in the best interest of the Company’s stockholders that Mr. Hilton not be deemed an independent director.

12	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  MEETINGS OF THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors held seven meetings in 2016. Each current director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which he or she served in 2016. The Company invites and encourages all of its directors to attend the Company’s annual meetings of stockholders, and, with the exception of Mr. Patriarca, all of the directors attended the 2016 annual meeting of stockholders. Mr. Patriarca has attended all meetings of the Board of Directors and the committees on which he serves since his September 2016 appointment.

Executive sessions of non-management directors (consisting of all directors other than Mr. Sarver) and independent directors’ sessions (consisting of all directors other than Messrs. Sarver and Hilton) are regularly scheduled and held during the Company’s regular quarterly Board of Directors meetings.

Board Role in Risk Oversight

Under the Company’s governance structure and applicable law, the Board of Directors is ultimately responsible for overseeing the Company’s risk management processes. The Board of Directors discharges this duty in part through its duly appointed committees. A Directors Risk Committee (the “Risk Committee”) assists the Boards of Directors of the Company and its wholly-owned subsidiary, Western Alliance Bank, in fulfilling their oversight responsibilities with respect to the existence, operation and effectiveness of the enterprise risk management programs, policies and practices of the Company and its subsidiaries. The Risk Committee satisfies itself that sound policies, procedures and practices are implemented for the management of key risks under the Company’s Enterprise Risk Management framework, including credit, concentration, operational, market, regulatory, information technology, reputational, strategic, business, modelling, legal and external/environmental risks. The Risk Committee reports regularly to the Board of Directors regarding material matters discussed at meetings of the Risk Committee, as well as the current status of risk and action items. The Risk Committee assists the Board of Directors and its other committees with their risk-related activities, and acts as a resource to management, including the Company’s Enterprise Risk Management Committee (“ERMC”).

In addition, the other committees of the Board of Directors review and consider risks associated with their specific areas of responsibility. For example, in accordance with NYSE requirements, the Audit Committee reviews the Company’s internal controls and its major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee considers the risks associated with the Company’s compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with those plans, see “Evaluation of Company Compensation Plans and Risk” on page 34 of this proxy statement. Likewise, the Finance and Investment Committee oversees the Company’s management of risks associated with its finance and investment functions. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to conduct annual stress tests (“DFAST”). Effective January 24, 2017, the Board of Directors dissolved a special DFAST Committee it had created to oversee the DFAST process and assigned its specific DFAST Responsibilities to the Finance and Investment Committee and overall oversight of model risk management to the Risk Committee, including the responsibility for reviewing and approving inputs and assumptions, processes, methodologies, and outputs.

The Company has also dedicated substantial management resources to its internal risk management processes. The Company’s Chief Risk Officer (“CRO”) reports to both the Risk Committee and the Company’s Chief Operating Officer. The Company’s CRO oversees periodic comprehensive company-wide risk assessments and manages the Company’s enterprise risk management program. The CRO chairs the ERMC, which is composed of many of the Company’s senior executives and subject matter experts. Under its charter, the ERMC meets on a regular basis throughout the year and is responsible for: (1) identifying and prioritizing business and financial risks, consistent with our Risk Appetite Statement; (2) oversight of business process risk; (3) ensuring that any identified risk control gaps are addressed; and (4) continually improving the Company’s risk management infrastructure. The CRO provides regular reports on ERMC activities to the Risk Committee and the full Board of Directors.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	13

CORPORATE GOVERNANCE  •  NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Finally, because the Board of Directors believes that skilled and well-informed directors are vital to effectively fulfilling the governance responsibilities of the Board of Directors, including oversight of the Company’s risk management processes, it has adopted and implemented a formal Director Training and Education Program as part of its Corporate Governance Guidelines.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors adopted Stock Ownership Guidelines for directors and executive officers because it believes that it is important for the Company’s future success that senior management and directors own and hold a minimum number of shares of common stock of the Company in order to further align their interests and actions with the interests of the Company’s stockholders. The Stock Ownership Guidelines require non-employee directors to own a minimum number of shares of the Company’s common stock, which is the lesser of 20,000 shares or the number of shares having a value at least equal to five times such director’s annual cash compensation as reported in the Company’s most recent proxy statement. The Stock Ownership Guidelines provide for a transition period of five years during which new directors must achieve full compliance with these requirements. The Stock Ownership Guidelines are administered and enforced by the Governance Committee of the Board of Directors, and compliance is monitored and reported to the Committee by the Company’s General Counsel. Each director is in full compliance with these requirements. Stock Ownership Guidelines for the Company’s executive officers can be found on page 33.

The Company understands that hedging and significant amounts of pledging of Company stock by directors and executive officers may skew the alignment of the interests between Company insiders and Company stockholders. Therefore, the Stock Ownership Guidelines specifically prohibit any hedging of Company stock held by directors and executive officers, exclude pledged shares from required ownership levels, and establish both individual and collective maximums on Company shares that may be placed in a margin account or otherwise pledged. A complete copy of the Stock Ownership Guidelines, and the restrictions on hedging and pledging contained therein, is included as an exhibit to the Corporate Governance Guidelines available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorporation.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Communication with the Board of Directors and its Committees

Any stockholder or other interested person may communicate with the Board of Directors, a specified director (including the Lead Independent Director), the non-management directors as a group, or a committee of the Board of Directors by directing correspondence to their attention, in care of the Corporate Secretary, Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004. Anyone who wishes to communicate with a specific director, the non-management directors only or a specific committee should send instructions asking that the material be forwarded to the appropriate director, group of directors or committee chairman. All communications so received from stockholders or other interested parties will be forwarded to the director or directors designated.

14	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Company’s Board of Directors has FIVE standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee;

•	Finance and Investment Committee; and

•	Risk Committee.

Information with respect to each of these committees is set forth below.

The Company may appoint additional, or modify existing, committees of the Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the NYSE. The structure and membership information for each of the Company’s five committees listed above are available in the Investors Relations section of the Company’s website at www.westernalliancebancorporation.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary. The charters for each of the Company’s five committees are available in the Investors Relations section of the Company’s website at www.westernalliancebancorporation.com.

Audit Committee

As of December 31, 2016, the Company’s Audit Committee consisted of five independent directors (Messrs. Beach, Sande, Latta, Patriarca, and Dr. Nagy). The Audit Committee held eleven meetings in 2016. Following committee reassignments on March 31, 2017, Dr. Sohn was appointed to the Audit Committee and Mr. Patriarca was appointed as Audit Committee Chairman. Mr. Sande and Dr. Nagy were not reappointed due to their not standing for election as directors in 2017.

The Board of Directors has determined that Mr. Beach meets the NYSE standard of possessing accounting or related financial management expertise. Each member of the Audit Committee is “financially literate” under NYSE listing standards, and the Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as defined by the SEC. For information regarding the qualifications of each member of the Audit Committee, please see the biographical information set forth above. The Audit Committee’s primary duties and responsibilities are to:

•

Serve as an independent and objective body and to otherwise assist the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, and (b) the performance of the Company’s internal audit function;

•

Be directly responsible for the appointment, compensation and oversight of any registered public accounting firm employed by the Company, or other firm, for the purpose of preparing or issuing an audit report or related work;

•	Be directly responsible for the appointment, compensation and oversight of any internal audit personnel, including any outside firms or persons that are contracted to provide internal audit services;

•	Pre-approve all auditing services and non-audit services provided to the Company by the independent auditor;

•	Prepare, or direct to be prepared, and review the report required by the proxy rules of the SEC to be included in the Company’s annual proxy statement;

•	Support an open avenue of communication among the independent auditor, financial and senior management, internal audit, and the Board of Directors;

•	Review the independent auditor’s qualifications and independence;

•	Assist the Board of Directors in its oversight of and review the Company’s compliance with regulatory requirements; and

•	Provide regular reports to the Board of Directors of the Company and its bank subsidiary.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	15

CORPORATE GOVERNANCE  •  COMMITTEES OF THE BOARD OF DIRECTORS

Compensation Committee

As of December 31, 2016, the Company’s Compensation Committee consisted of five independent directors (Ms. Johnson, Messrs. Boyd and Mack, and Drs. Sohn and Nave). Dr. Nave serves as the Compensation Committee’s Chairman. The Compensation Committee held six meetings in 2016. Following committee reassignments on March 31, 2017, Mr. Boyd and Dr. Sohn left the Compensation Committee and Messrs. Latta and Marshall were appointed. Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended (“Code”), and a non-employee director under the Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Compensation Committee’s powers, authority, responsibilities and duties include:

•

Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, assisting the Lead Independent Director in the Board of Directors’ evaluation of the CEO’s performance in light of those goals and objectives, and recommending compensation levels for the CEO to the full Board of Directors. In recommending any long-term incentive component of the CEO’s compensation, the Committee is to consider the Company’s performance, stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and other matters the Committee deems relevant.

•

The sole authority and discretion to engage and terminate outside consultants to study and make recommendations regarding director or executive compensation matters, and the sole authority to approve their fees and other retention terms. The Committee also has the ability to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties. The Committee may only select a compensation consultant, legal counsel, or other adviser to the Committee after taking into consideration the factors identified by the SEC.

•

Approving all base salaries and other compensation of the Company’s executive officers who are in a position to exercise discretionary judgment that can substantially influence the affairs of the Company.

•	Administering and implementing the Company’s incentive compensation plans and equity compensation plans.

•

Assessing the desirability of, and reviewing and recommending Board of Directors approval of, new incentive compensation plans to the Board of Directors and equity-based plans and any increase in shares reserved for issuance under existing plans.

•

Annually reviewing and making recommendations to the Board of Directors with respect to the compensation of directors, including Board of Directors and committee retainers, meeting fees, equity compensation and other appropriate forms of compensation.

•

Annually preparing and issuing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, and reviewing and approving all other sections of the proxy statement relating to director and executive compensation, in accordance with applicable rules and regulations.

•

Annually reviewing, along with the Company’s CFO and senior risk officers, the Company’s employee compensation programs as they relate to risk management and risk-taking incentives in order to determine whether any risk arising from such compensation programs is reasonably likely to have a material adverse effect on the Company, and preparing any disclosure in respect of such risks required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

•

Adopting policies regarding the adjustment or recovery of incentive awards or payments if the relevant Company performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, consistent with Section 10D of the Exchange Act.

16	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  COMMITTEES OF THE BOARD OF DIRECTORS

•

Reviewing and recommending to the Board of Directors for approval the frequency with which the Company will conduct Stockholder Say-on-Pay Votes under the Dodd-Frank Act, taking into account the results of the most recent stockholder advisory vote on Say-on-Pay frequency, and reviewing and approving the proposals regarding the Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company’s proxy statement.

•	Reviewing and approving any perquisites provided to executive officers.

The Compensation Committee also has the authority to delegate its authority to subcommittees and individual members of the Compensation Committee as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Compensation Committee at its next regularly scheduled meeting. The “Compensation Committee Report” appears on page 35.

Nominating and Corporate Governance Committee

As of December 31, 2016, the Governance Committee consisted of five independent directors (Messrs. Boyd, Marshall, Gould, Vecchione, and Snyder). Mr. Snyder serves as Chairman of the Governance Committee. The Governance Committee held five meetings in 2016. Following committee reassignments on March 31, 2017, Mr. Marshall left the Governance Committee and Mr. Beach was appointed to the Governance Committee. The Committee’s primary duties include:

•	Identifying individuals qualified to become members of the Company’s Board of Directors and recommending director candidates for election or re-election to the Board of Directors;

•	Reviewing and assessing the effectiveness of the Company’s corporate governance structure and processes, and recommending any changes to the full Board of Directors and management;

•	Periodically recommending changes in the size and composition of the Board of Directors, if appropriate;

•

Reviewing and recommending changes to, and administering and enforcing, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, Stock Ownership Guidelines, and Director Training and Education;

•	Making recommendations to the Board of Directors about succession planning for the CEO and other senior executives; and

•	Overseeing the annual evaluation process for the Board of Directors.

The Governance Committee also has the authority to delegate its authority to subcommittees and individual members of the Governance Committee as it deems appropriate; provided that any delegate shall report any actions taken to the whole Committee at its next regularly scheduled meeting. See “Director Selection Process” on page 5 for further information on the process by which directors are nominated for election to the Company’s Board of Directors.

Finance and Investment Committee

As of December 31, 2016, the Finance and Investment Committee (the “Finance Committee”) consisted of five independent directors (Messrs. Mack, Gould, Sande, and Drs. Nave and Sohn) and one non-independent director (Mr. Hilton). Dr. Sohn serves as Chairman of the Finance Committee. The Finance Committee held seven meetings in 2016. Following committee reassignments on March 31, 2017, Messrs. Gould and Sande left the Finance Committee and Mr. Vecchione was appointed to the Finance Committee. The Finance Committee is appointed by the Board of Directors to review strategies and oversee the effectiveness of financial management and investment activities at the Company and each of its subsidiaries. The Finance Committee’s duties include:

•

Monitoring the Company’s investment portfolio and trading account activities, including investment and loan purchase and sale activity, valuation trends and methodology, and compliance with approved policies and risk limitations;

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	17

CORPORATE GOVERNANCE • COMMITTEES OF THE BOARD OF DIRECTORS

•

Monitoring the Company’s interest rate and liquidity risk positions considering the trends, effectiveness, size, and sensitivities to stress of these positions relative to approved policies and risk limitations;

•	Reviewing and discussing the Company’s current and projected capital ratios considering overall financial condition, growth, strategy changes, and relevant economic conditions;

•	Reviewing and discussing trends and changes related to deposit taking and borrowing;

•	Monitoring the overall activities conducted in the non-banking entities of the Company;

•	Reviewing and discussing the asset allocations and investment returns related to bank owned life insurance and employee 401(k)-related portfolios;

•

Reviewing and discussing the accounting, profitability, legal, audit and compliance, systems and operations, and reputational risk implications of any new investment, debt, equity capital, and/or derivative strategies prior to the introduction of the product;

•

Reviewing any relevant reports rendered by the Company’s internal audit and compliance departments and external auditors, and work with the Audit Committee, as appropriate, to ensure that any necessary corrective actions are taken and achieved;

•	Reviewing any relevant reports received from bank regulators regarding the activities of the Finance Committee; and

•	Reviewing and approving any submission material required as part of regulatory mandated stress testing, including schedules and supporting artifacts.

Risk Committee

As of December 31, 2016, the Risk Committee consisted of five independent directors (Ms. Johnson, Messrs. Marshall, Latta, and Snyder, and Dr. Nagy). Mr. Marshall serves as Chairman of the Risk Committee. The Risk Committee held five meetings in 2016. Following committee reassignments on March 31, 2017, Mr. Latta and Dr. Nagy left the Risk Committee and Messrs. Gould and Patriarca were appointed to the Risk Committee. The Risk Committee is appointed by the Board of Directors to assist the Board of Directors of the Company and Western Alliance Bank in fulfilling its oversight responsibilities with respect to the existence, operation and effectiveness of the enterprise risk management programs, policies and practices of the Company and its subsidiaries’ risk management functions. The Risk Committee’s duties include:

•	Receive presentations and other information to understand the significant risks to which the Company is exposed;

•

Review the Company’s procedures and techniques, and approve, where appropriate, policies developed and implemented to measure the Company’s risk exposures and for identifying, aggregating, evaluating and managing the significant risks to which the Company is exposed, to ensure that they remain appropriate and prudent;

•

Monitor, on a regular basis, the Company’s risk management performance and obtain, on a regular basis, reasonable assurance that the Company’s risk and model risk management policies for significant risks are being adhered to;

•

Consider and provide advice to the Board of Directors, when appropriate, on the risk impact of any strategic decision that the Board of Directors may be contemplating, including considering whether any strategic decision is within the risk tolerance established for the Company and its individual business units;

•	Set and monitor compliance with the risk appetite for the Company, including development of risk tolerances, targets and limits as appropriate;

•	Review the examination reports of federal and state regulatory agencies having supervisory authority over the Company’s activities;

•	Review and approve any other matters required by the Company’s regulators from time to time;

18	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE • COMPENSATION OF DIRECTORS

•

Review the amount, nature, characteristics, concentration and quality of the Company’s credit portfolio, including all significant exposures to credit risk through reports on significant credit exposures presented to the Committee, exceptions to risk policies and procedures, if any, and trends in portfolio quality (credit and position risk), market risk, liquidity risk, economic data and other risk information;

•	Review and approve annually the level and adequacy of the Company’s insurance program, policies and coverage limits, including an assessment of insurance carriers and brokers; and

•

Review and approve significant risk management principles and policies (as delegated by the Board of Directors), and review periodically, but at least once a year, the management programs related to overseeing compliance with such principles and policies.

Compensation of Directors

The table below provides information concerning the compensation of the Company’s non-employee directors for 2016. The Company does not pay employees of the Company additional compensation for their service as directors. Accordingly, this table does not include Mr. Sarver. Non-employee directors receive annual retainers, committee service retainers, equity grants in the form of restricted Company stock, and amounts for special assignments as determined to be appropriate.

In January 2016, the Board approved the following compensation schedule for non-employee directors. All retainers are paid in quarterly installments and pro-rated as necessary.

•	An annual board service retainer of $30,000;

•	Committee service retainers of $20,000 for the Audit Committee, $10,000 for the Finance, Compensation and Risk Committees, and $5,000 for the Governance Committee;

•

Retainers of $15,000 for the Lead Independent Director, $15,000 for the Audit Committee Chairman, $10,000 for the Finance, Compensation and Risk Committee Chairmen, and $5,000 for the Governance Committee Chairman;

•	Service retainers for committee members on the special DFAST Committee of $10,000, and a DFAST Committee Chairman retainer of $10,000; and

•	Equity compensation of 4,500 shares in restricted stock.

In September 2016, the Board appointed Michael Patriarca as a director and a member of the Audit Committee. In addition to the standard director compensation, the Board approved additional compensation for Mr. Patriarca in the amount of $100,000 annually for a special Audit Committee assignment that requires significant time outside of the standard meeting schedule. Rather than issuing an equity award late in 2016, the Board decided to include a pro-rata equity award for Mr. Patriarca’s 2016 board service with the 2017 director award grant.

In January 2017, as part of its annual review of director compensation, the Compensation Committee recommended that: (i) the Governance Committee service retainer be increased to $10,000, and the Governance Committee Chairman retainer be increased to $10,000; (ii) the special DFAST Committee retainers be eliminated due to the dissolution of that committee; (iii) the cash compensation for directors should otherwise remain unchanged from 2016; (iv) the equity compensation for directors standing for reelection in 2017 be reduced from 4,500 shares of restricted stock to 4,000 shares due to the increased value of shares from the prior year; (v) the equity compensation for directors not standing for reelection in 2017 be 2,500 fully vested shares for their service until the annual meeting of shareholders; and (vi) the equity compensation for Mr. Patriarca be 5,125 shares of restricted stock instead of 4,000 to account for his service in the last quarter of 2016. The Board of Directors approved the Compensation Committee’s recommendations and granted the equity awards to each director on January 24, 2017, with the shares of restricted stock scheduled to vest on July 1, 2017.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	19

CORPORATE GOVERNANCE  •  AUDIT COMMITTEE REPORT

In March 2017, the Compensation Committee also recommended, and the Board adopted, an amendment to the Company’s 2005 Stock Incentive Plan to limit the total compensation (cash and stock) that can be awarded to a non-employee director under the plan to $600,000 in any calendar year, with stock awards valued at the grant date fair value for purposes of such limitation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Bruce Beach	90,000	141,390	231,390
William S. Boyd	45,000	141,390	186,390
Howard Gould	52,500	141,390	193,890
Steve Hilton	40,000	141,390	181,390
Marianne Boyd-Johnson	45,000	141,390	186,390
Robert Latta	55,000	141,390	196,390
Cary Mack	45,000	141,390	186,390
Todd Marshall	60,000	141,390	201,390
M. Nafees Nagy	55,000	141,390	196,390
Michael Patriarca	43,443	-	43,443
James Nave	55,000	141,390	196,390
John Sande	55,000	141,390	196,390
Donald Snyder	50,000	141,390	191,390
Sung Won Sohn	65,000	141,390	206,390
Ken Vecchione	57,500	141,390	198,890

(1)

In accordance with SEC regulations, stock awards are valued at the grant date fair value computed in accordance with FASB ASC Topic 718. For restricted stock, the FASB ASC Topic 718 fair value per share is equal to the closing price of the Company’s stock on the date of grant.

Active non-employee directors were each awarded 4,500 shares of restricted stock that fully vested on June 30, 2016. Michael Patriarca was not awarded restricted stock as he became a director in Q3 2016.

As of December 31, 2016, none of the directors had outstanding restricted stock awards (“RSAs”).

Complete beneficial ownership information of Company stock for each of our current directors is provided in this proxy statement on page 49 under the heading, “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

Audit Committee Report

The Board of Directors of Western Alliance Bancorporation approved the charter of the Company’s Audit Committee on April 27, 2005, and the charter was most recently amended on January 24, 2017. The charter states that the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the Company’s financial reports and other financial information provided by the Company to governmental bodies (e.g., federal and state banking regulators, the SEC, and the Internal Revenue Service) or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, regulatory compliance and ethics that management and the Board of Directors have established; (iii) the Company’s internal audit function; and (iv) the Company’s auditing, accounting and financial reporting processes. The Audit Committee periodically reports on these and other pertinent matters that come before it to the full Board of Directors.

The following four directors are currently members of the Audit Committee: Messrs. Patriarca (Chairman), Latta, Beach, and Dr. Sohn. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the applicable laws and regulations relative to the independence of directors and Audit Committee members, including, without limitation, the requirements of the SEC and the listing standards of the NYSE. The Board of Directors has further determined, in its business judgment, that each member of the Audit Committee is “financially literate” under NYSE listing standards and that Mr. Beach qualifies as an “audit committee financial expert” as defined by the SEC. During 2016, the Audit Committee met eleven times.

20	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE  •  AUDIT COMMITTEE REPORT

While the Audit Committee has the duties and responsibilities set forth in its charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles in the United States of America (“GAAP”). Furthermore, it is not the duty of the Audit Committee to assure compliance with applicable laws, rules, and regulations. These are the duties and responsibilities of management, the Company’s independent registered public accounting firm, and others as described more fully below.

Management is responsible for the Company’s financial reporting process, which includes the preparation of the Company’s financial statements in conformity with GAAP, and the design and operating effectiveness of a system of internal controls and procedures to provide compliance with accounting standards and applicable laws, rules, and regulations. Management is also responsible for bringing appropriate matters to the attention of the Audit Committee and for keeping the Audit Committee informed of matters that management believes require attention, guidance, resolution, or other actions. RSM US LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion on the conformity of the Company’s consolidated financial statements with GAAP.

During the year, the Audit Committee discussed with RSM US LLP and the Company’s internal auditors, with and without management present, the overall scope and plans for their respective audits, the results of their examinations, and their evaluations of the effectiveness of the Company’s internal controls and of the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2016 with RSM US LLP, the Company’s independent registered public accounting firm, and management. In addition, the Audit Committee discussed with RSM US LLP those matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 1301 (Communication with Audit Committees) as currently in effect.

RSM US LLP has provided to the Audit Committee the written disclosures and the letter required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and the Committee discussed with RSM US LLP any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee reviewed and approved the fees paid to RSM US LLP for audit and non-audit related services.

Based on the reviews and discussion referred to above, the Audit Committee approved the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee

Michael Patriarca (Chairman)

Bruce Beach

Robert P. Latta

Sung Won Sohn, Ph.D.

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference with any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that the Company specifically incorporates this report therein by reference.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	21

CORPORATE GOVERNANCE  •  COMPENSATION COMMITTEE MATTERS

Compensation Committee Matters

The Committee’s Processes and Procedures

The Compensation Committee’s charter is reviewed no less than annually to ensure that the Compensation Committee is fulfilling its duties in aligning the Company’s executive compensation program with the creation of stockholder value. The Board of Directors adopted the Committee’s charter on April 27, 2005, and most recently approved the charter on January 24, 2017.

The Compensation Committee’s charter provides the Compensation Committee with the sole authority and discretion to engage and terminate outside advisors to study and make recommendations regarding director or executive compensation matters, and has the sole authority to approve their fees and other retention terms. In 2016, the Compensation Committee retained Willis Towers Watson (the “Consultant”) as its outside independent compensation consultant to advise it on director and executive compensation matters. In this capacity, the Consultant reported directly to the Committee and provided data, analysis and guidance to assist the Committee in ensuring that the Company’s executive compensation programs and director compensation programs are appropriate, reasonable, and consistent with the Committee’s compensation objectives.

The Compensation Committee works directly with the Consultant to determine the scope of the work needed to assist the Committee in its decision-making processes. The Consultant attended Compensation Committee meetings to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Compensation Committee. The Compensation Committee also meets regularly with the Consultant on an informal basis and without executive management. The Consultant provided no services to the Company other than services that were requested by the Committee; and the independence assessment that the Compensation Committee conducted confirmed that no conflicts of interest existed with respect to the Consultant’s work.

In early 2016, the Committee directed the Consultant to study whether the Company should include Total Shareholder Return (“TSR”) into its long term equity incentive awards for executive officers, and to make a recommendation to the Committee based on the relevant information. The Committee also requested the Consultant to conduct an independent and objective review of the competitiveness of the compensation for the Company’s senior executives to inform the Committee’s 2017 compensation decisions and recommendations. The Committee asked the Consultant to provide an updated analysis of the Company’s compensation program and practice in comparison to proxy data from the Company’s Peer Group (as defined on page 27) and financial services industry published survey data. The Consultant analyzed compensation information from the survey and proxy data, and presented the results of its analysis to the Committee.

The Compensation Committee Chairman works with management to set individual meeting agenda for the Compensation Committee following an overall annual calendar of regular activities. The CEO, the Company’s Chief Administrative Officer and Deputy General Counsel are the primary representatives of management who interact with the Compensation Committee, and serve as liaisons between the Compensation Committee and Company management. These officers regularly attend Compensation Committee meetings, and provide input and recommendations on compensation matters, as discussed more fully in the “Compensation Discussion and Analysis” below. They work with other senior executives to develop and recommend compensation strategies and practices to the Compensation Committee for its review and approval, including the performance goals and weighting factors used in the Company’s performance-based plans and base salary adjustments for specific officers. The Chief Administrative Officer also works directly with the Consultant on a variety of Compensation Committee matters and provides administrative support and assistance to the Compensation Committee.

22	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  •  EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is an independent director under standards of the NYSE, is an outside director for purposes of Section 162(m) under the Code, and is a non-employee director under Section 16 of the Exchange Act. No member of the Compensation Committee is a current or former officer or employee of the Company or any subsidiary.

At December 31, 2016, the Company’s executive officers, directors and principal stockholders (and their related interests) were indebted to the Bank in the aggregate amount of approximately $16.9 million. This amount was approximately 0.13% of total gross loans outstanding as of such date. All of the foregoing loans (i) were made in compliance with Regulation O promulgated by the Federal Reserve Board; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features.

As a group, the Company’s directors and executive officers hold 7.95% of the outstanding common stock of the Company. Additional detail regarding the ownership of each director and executive officer can be found in the beneficial ownership table beginning on page 49.

Executive Compensation

Executive Management Committee (“EMC”)

Executive officers are appointed annually by the Board of Directors. Information regarding each of the Company’s non-director executive officers is set forth below. For information regarding Mr. Sarver see page 10. All ages are provided as of December 31, 2016.

Gerald “Gary” Cady	Age 62	Executive Officer since 2003

Mr. Cady has been the Company’s Executive Vice President of Southern California Administration since May 2003. He is also the CEO of the Torrey Pines Bank division of Western Alliance Bank, and served as the CEO of the Company’s Torrey Pines Bank subsidiary from June 2006 until its merger with Western Alliance Bank in December 2013. Mr. Cady has 39 years of commercial banking experience, including serving as Senior Vice President and Regional Manager for California Bank and Trust in San Diego from August 1987 to February 2003. Mr. Cady served on the Board of Grossmont Hospital and was Chairman of the Board from 2007-2008. He is the Chairman of the Continuous Quality Insurance Corporation, which is owned by Sharp Healthcare, and the Vice-Chairman of the Timken Museum of Art. He also services on the board of the Sharp Healthcare Corporation and the San Diego Regional Chamber of Commerce.

Don H. Garner	Age 60	Executive Officer since 2017

Don H. Garner has been Executive Vice President of Arizona Administration and the CEO of the Alliance Bank of Arizona division of Western Alliance Bank since January 2017. A founding member of the Company’s original management team, Garner has nearly 30 years of experience in commercial and real estate lending in Arizona. Garner started with Alliance Bank of Arizona in November of 2002 as a Senior Vice President and Commercial Real Estate Manager, eventually being promoted in January of 2007 to an Executive Vice President and Commercial Real Estate Manager, and again being promoted in September of 2011 to Chief Real Estate Officer. Prior to joining Alliance Bank of Arizona, Garner spent 14 years with Valley National Bank focusing on real estate lending in the Tucson and Phoenix markets. Garner is an active member of Arizona’s business and philanthropic communities. He is Past President of the Tucson Conquistadores and former Chairman of La Paloma Family Services in Tucson. He has served on the boards of the Pima County Real Estate Research Council, the Metropolitan Pima Alliance, and the American Heart Association. Garner is a member of the National Association of Industrial & Office Properties (NAIOP) and the Urban Land Institute.

Dale Gibbons	Age 56	Executive Officer since 2003

Mr. Gibbons has been the Chief Financial Officer and Executive Vice President of the Company and Western Alliance Bank since May 2003 and December 2013, respectively. He was Executive Vice President of Bank of Nevada from July 2004 to December 2013, and served as Bank of Nevada’s Chief Financial Officer from 2004 to 2007. Mr. Gibbons has more than 30 years of experience in commercial banking, including serving as Chief Financial Officer of Zions Bancorporation from August 1996 to June 2001. From 1979 to 1996, Mr. Gibbons worked for First Interstate Bancorp in a variety of retail banking and financial management positions.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	23

EXECUTIVE COMPENSATION  •  EXECUTIVE OFFICERS

John Guedry	Age 56	Executive Officer since 2015

Mr. Guedry has been Executive Vice President of Southern Nevada Administration since February 2015. He is also the President and CEO of the Bank of Nevada division of Western Alliance Bank, and served as the President of the Company’s Bank of Nevada subsidiary from August 2011 until its merger with Western Alliance Bank in December 2013. He began his banking career with Valley Bank of Nevada in 1994 where he served as Sales Director until 1999. Most recently, Mr. Guedry was CEO and a board member for Business Bank of Nevada from 2000 until 2007, when the bank was sold to City National Bank, at which point he remained as EVP and Director of Nevada Operations for City National Bank until 2009. Mr. Guedry currently serves in several community roles as a member of the Las Vegas Metro Chamber of Commerce board of directors, executive committee and Immediate Past-Chairman, a board member, executive committee member and treasurer of the Public Education Foundation, a board member of the Economic Club of Las Vegas and an executive committee member of the Las Vegas Bowl. He is a graduate of University of Nevada, Las Vegas Lee Business School.

James Haught	Age 48	Executive Officer since 2017

Mr. Haught is Executive Vice President and Chief Operating Officer of Western Alliance Bancorporation. In his role as Chief Operating Officer of Western Alliance Bancorporation, Mr. Haught primary function is to oversee the Risk and Information Technology departments of the Company. Mr. Haught has 20 years of experience in risk and capital management with several high-profile financial services and consulting organizations. Prior to joining Western Alliance, Mr. Haught was Managing Partner for Financial Services with The Exequor Group since July 2013. From 2010 to 2013, he was Senior Vice President/Global Head of Capital for State Street Corporation. Mr. Haught began his banking career with 12 years at RBS Citizens, including assignments in London, Boston and Providence covering lending, modeling, asset liability management, and capital planning. Prior to entering banking, he spent eight years as a United States Naval Officer. Mr. Haught, who holds designations as a Chartered Financial Analyst (CFA) and Financial Risk Manager (FRM), graduated from the University of Rochester and earned an MBA from the University of Rhode Island.

Robert R. McAuslan	Age 68	Executive Officer since 2011

Mr. McAuslan has been the Chief Credit Officer and an Executive Vice President of the Company and Western Alliance Bank since February 2011 and December 2013, respectively. Prior to joining the Company, Mr. McAuslan was Senior Credit Executive for Western U.S. markets with Mutual of Omaha Bank from November 2008 through January 2011. Mr. McAuslan’s prior experience includes H.F. Ahmanson/Home Savings of America where he was Chief Credit Officer, and various credit and lending positions at Citibank/Citigroup and BBVA/Compass Bank. Mr. McAuslan graduated with a B.S. from Northeastern University and received an MBA from Wharton Graduate Division, University of Pennsylvania.

Daniel Myers	Age 56	Executive Officer since 2015

Mr. Myers has been the Executive Vice President of Northern California Administration for Western Alliance Bancorporation and President and Chief Executive Officer of the Bridge Bank division of Western Alliance Bank since July 2015. He was a director, President, and Chief Executive Officer of Bridge Capital Holdings from its inception in 2004 until June 2015, and held the same positions with Bridge Bank, National Association from its inception in 2001 until June 2015. Mr. Myers has worked in commercial banking for over 30 years, all with independent business banks in the Bay Area/Silicon Valley region. He is a graduate of the Pacific Coast Banking School through the University of Washington, and holds a Liberal Arts degree from DePauw University in Indiana.

John Peckham	Age 49	Executive Officer since 2016

John Peckham has been Executive Vice President, Technology & Operations and Chief Information Officer since May 2016. Mr. Peckham oversees the Company’s technology and operations strategies, platforms and personnel. Before taking on this role in 2016, Mr. Peckham had served since 2002 as Executive Vice President, Information Systems Division Manager, for Bridge Bank. Bridge Bank became part of Western Alliance in 2015. For Bridge Bank, Mr. Peckham was responsible for information technology, vendor management, business continuity planning, facilities, project management, BSA/AML compliance, and product management of deposit and electronic products and services. Prior to joining Bridge Bank, he was Vice President/IT Manager for Heritage Commerce Corp. Mr. Peckham is a graduate of California State University, Sacramento and Pacific Coast Banking School.

Patricia A. Taylor	Age 55	Executive Officer since 2010

Ms. Taylor has been the Chief Risk Officer and Executive Vice President of the Company and Western Alliance Bank since June 2010 and December 2013, respectively. She previously served as Senior Vice President and Compliance Officer for PacWest Bancorp from April 2004 to June 2010. From 1994 to 2004, Ms. Taylor worked as a Director of Internal Audit Outsourcing for KPMG LLP, where she was responsible for the ongoing management and supervision of outsourced internal audit engagement for multiple financial services clients. Ms. Taylor also spent 10 years as a national bank examiner with the Office of the Comptroller of the Currency, and has 33 years of financial services industry experience.

24	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

Randall S. Theisen	Age 58	Executive Officer since 2013

Mr. Theisen has served as General Counsel of the Company and Western Alliance Bank since February 2006, and has been an Executive Vice President and Secretary of the Company since February 2013 and August 2013, respectively. Prior to joining the Company, Mr. Theisen spent more than 20 years in private practice representing financial institutions in banking, corporate and financial services law, including serving as the head of the Financial Institutions Practice Group of a major Phoenix-based law firm. He was named a “Leading Lawyer 2006” and “Best of the Bar 2005” among banking attorneys by the Business Journal of Phoenix. Mr. Theisen received a B.A. from the University of Wisconsin-Madison and his J.D. with honors from the Sandra Day O’Connor School of Law at Arizona State University, where he served as writer and editor of the law review among other academic distinctions.

Merrill S. Wall	Age 69	Executive Officer since 2005

Mr. Wall has been the Chief Administrative Officer and an Executive Vice President of the Company and Western Alliance Bank since February 2005 and December 2013, respectively. Mr. Wall has over 40 years of banking experience. He previously served as Executive Vice President and Director of Human Resources for Zions Bancorporation and its subsidiary, California Bank & Trust, from October 1998 to February 2005. From 1987 to 1998, Mr. Wall worked for H.F. Ahmanson/Home Savings of America as a senior executive managing both human resources and training corporate-wide. Mr. Wall also spent 17 years with First Interstate Bancorp in a variety of commercial, retail and administrative positions.

Compensation Discussion and Analysis

The objectives of the Company’s executive compensation programs are to:

(1)	establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates;

(2)	reflect the attainment of short- and long-term financial performance goals;

(3)	enhance the Company’s ability to attract and retain qualified executive officers; and

(4)	align, to the greatest extent possible, the interests of management and stockholders.

The compensation programs are designed to reward and motivate employees, especially our named executive officers, who consistently contribute to the ongoing success of the Company, and who identify and capitalize on opportunities as they arise.

Named Executive Officers for 2016

As used in this proxy statement, the term “named executive officers,” or “NEOs,” includes:

•	Robert Sarver, the Chairman and Chief Executive Officer;

•	Dale Gibbons, the Executive Vice President and Chief Financial Officer;

•	Daniel Myers, the Executive Vice President of Northern California Administration;

•

James Lundy, the former Executive Vice President of Arizona Administration, who resigned as Executive Vice President of Arizona Administration as of December 31, 2016 and subsequently left the Company on March 31, 2017; and

•	Merrill Wall, the Executive Vice President and Chief Administrative Officer.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	25

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2016 Performance and Compensation

In 2016 the Company achieved another year of record performance. The significant achievements in 2016 include:

Strong Financial Performance	✓	Net income available to common stockholders of $259.8 million for 2016, compared to $193.5 million for 2015.
	✓	Diluted earnings per share of $2.50 for 2016, and $2.03 per share for 2015.
	✓	Net interest margin of 4.58% in 2016, compared to 4.51% in 2015.
	✓	Tangible common equity ratio of 9.4%, compared to 9.2% at December 31, 2015.
	✓	Tangible book value per share, net of tax, of $15.17, an increase of 21.0% from $12.54 at December 31, 2015.
	✓	Return on average assets of 1.61% and return on tangible common equity of 17.71% in 2016, up from 1.56% and down from 17.83% year over year.

Sustained Balance Sheet Growth	✓	Total loans of $13.21 billion, up $2.07 billion from December 31, 2015.
	✓	Total deposits of $14.55 billion, up $2.52 billion from December 31, 2015.

Improved Asset Quality	✓	Net loan charge-offs (recoveries) to average loans outstanding of 0.02%, compared to (0.06%) at December 31, 2015.
	✓	Nonperforming assets (nonaccrual loans and repossessed assets) decreased to 0.51% of total assets, from 0.65% at December 31, 2015.

The Company did not make any significant changes to its executive compensation program in 2016. It continued to link a significant portion of total direct compensation to the Company’s performance through its annual bonus plan and equity awards design. In order to maintain the competiveness of the executive officers’ total compensation packages in 2016, the Company did make the following adjustments:

•	Increased the CEO’s salary by 20% and maintained his performance-based equity award at 2015 levels to reward Mr. Sarver’s continued success leading the Company;

•	Increased the CFO’s salary by 25% based on another record year of Company performance and his stature in the Company;

•	Maintained the annual bonus targets from prior years for the NEOs; and

•	Lowered the total number of shares granted to executives other than the CEO due to the increasing value of each share.

Compensation Design

The Compensation Committee, on behalf of the Board of Directors, performs the responsibilities relating to the compensation of the Company’s directors and executive officers. The Committee seeks to establish total compensation for members of the EMC that is fair, reasonable, competitive in the industry, and aligned with value creation for shareholders. The Company expects that its compensation program will enable it to attract and retain the high quality executive officers required to successfully manage and grow the Company. The Committee, the Board of Directors and management work together to ensure that compensation practices fairly reward executives for leading the Company through uncertain times, achieving predetermined performance criteria and implementing sound risk management practices. The Committee also takes action to ensure compensation is appropriately limited when necessary to serve the best interests of the Company or as required by regulatory constraints.

26	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

2016 Advisory Vote on Executive Compensation

The Company provides stockholders with the ability to cast an annual advisory vote on the compensation of its executives. Over 98% of voting stockholders voted in favor of the 2015 compensation of the named executive officers as disclosed in the 2016 proxy statement. The Compensation Committee considered the results of the 2016 say-on-pay vote in determining 2017 compensation, but did not make pay changes as a direct result of the advisory vote or feedback from shareholders. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions.

Benchmarking of Compensation

The 2016 Peer Group is comprised of 19 banking organizations the Company used to analyze the NEOs’ compensation as compared to market practices. This group of banking companies was compiled by considering all banks with total assets within a range of approximately 0.7x to 2.0x the Company’s total assets, and with a commercial banking focus. For compensation purposes, the Committee uses a subset of the larger group of companies that the Company uses for purposes of comparing financial and stock performance.

The Company believed the Peer Group to be representative of those companies that are regional leaders in their markets and with which the Company competes for executive talent. The members of the 2016 Peer Group were:

• Bank of the Ozarks	• Old National Bancorp

• BankUnited, Inc.	• PacWest Bancorp

• Boston Private Financial Holdings, Inc.	• Pinnacle Financial Partners, Inc.

• Cathay General Bancorp	• Texas Capital Bancshares, Inc.

• Columbia Banking System, Inc.	• Trustmark Corporation

• CVB Financial Corp.	• UMB Financial Corp.

• First Financial Bancorp	• Umpqua Holdings Corp.

• IBERIABANK Corporation	• Valley National Bancorp

• Investors Bancorp Inc.	• Washington Federal, Inc.

• MB Financial

For 2017, the Consultant recommended and the Compensation Committee approved adding two additional banks to the Company’s Peer Group: East West Bancorp and Signature Bank.

Peer Group information is an important part of the analysis the Consultant provides to the Committee so that the Company can maintain executive compensation strategies that are competitive and to ensure that compensation is adequate to retain and motivate key executives.

The Compensation Committee believes that its executive officers should receive total compensation that is competitive with comparable employers in the financial services industry and closely aligned with both the Company’s short-term and long-term performance, while at the same time complying with applicable regulatory requirements. Since the Company competes nationally for executive talent, and the Company’s performance is consistently well above the median, the Compensation Committee believes it is appropriate to generally target total direct compensation between the 50th and 75th percentile of the Peer Group. However, actual total direct compensation for executives may vary as necessary based on recommendations of the CEO, direction from the Board of Directors, performance of the Company or any subsidiary or division, individual performance, the experience level of individual executives, internal equity considerations, acquisition-related commitments, external market factors, and similar considerations.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	27

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

The elements of the Company’s compensation program for NEOs during 2016 consisted of:

•	Base Salary

•	Annual Bonus

•	Long-Term Equity: Performance-Based Stock Units and Restricted Stock Awards

•	Standard Benefits and Limited Perquisites

The Compensation Committee reviews and approves final pay packages for all EMC members except for the CEO, whose compensation is recommended by the Compensation Committee and approved by the Board of Directors. In evaluating and approving the compensation of EMC members, other than the CEO, the Compensation Committee receives input from Mr. Sarver and considers its own assessment of their performance as it has frequent exposure to these officers.

Annual Base Salary

The Company views a competitive annual base salary as a crucial component to attract and retain executive talent. The Board of Directors determines the base salary for the CEO after reviewing the Compensation Committee’s analysis. The Compensation Committee determines the base salary for other members of the EMC (including the NEOs) after considering the Consultant’s analysis, recommendations from the CEO, and making its own assessments regarding individual performance, experience and other factors.

2016 Salary Determination

In January 2016, the Compensation Committee reviewed the CEO’s 2015 performance and the Company’s year-end financial results. The Committee analyzed 2015 accomplishments, including the Company’s continuing positive EPS trend, consistent balance sheet growth, stable asset quality, repayment of Small Business Lending Fund preferred shares and the successful acquisition of Bridge Capital Holdings. The Compensation Committee then reviewed a competitive compensation assessment prepared by the Consultant. With respect to financial performance, the Company ranked at or near the top of both its peer group and the KBW Regional Banking Index for ROA, ROE and all measures of Total Shareholder Return (TSR). The Compensation Committee reviewed the competitive data presented by the Consultant and considered the CEO’s recommendation to increase the base salaries for most EMC members between 4% and 12%, with a more sizable increase of 25% for the CFO.

After evaluating the information and in light of the Company’s achievements in 2015, the Compensation Committee recommended, and the Board of Directors approved, a 20% base salary increase, to $1,000,000, for Mr. Sarver. The Compensation Committee agreed with Mr. Sarver’s assessment of the CFO’s value to the Company and increased Mr. Gibbons’ base salary by 25% to $500,000. Mr. Lundy was awarded a merit increase of 7%, raising his base salary to $400,000. Similarly, Mr. Wall received a merit based increase of just over 5%, resulting in a $380,000 base salary. Mr. Myers’ base salary is established by his Employment Agreement with Western Alliance Bank, and remained at $450,000 for 2016. Salary increases placed each of the NEO’s base salaries in between approximately the 40th to 75th percentile of the market data for executives in comparable positions.

2017 Salary Determination

In January 2017, the Compensation Committee reviewed the Company’s superior performance in 2016, and recognized that the CEO has consistently delivered outstanding value to shareholders for more than five consecutive years. After keeping base salaries relatively stable in 2014-2015, the Committee decided strong performance of the Company deserved more substantial increases in 2016. In light of his proven track record of success and in the spirit of rewarding outstanding performance, the Committee recommended, and the Board of Directors approved, a 20% increase to Mr. Sarver’s base salary, raising it to $1,200,000. The salary increase placed the CEO’s base salary above the 75th percentile of the Peer Group, which was consistent with the Committee’s desire to align his pay with the top-quartile performance he has achieved for the Company year after year. The Compensation Committee agreed with the CEO’s recommendation of a similar increase for the CFO, and increased Mr. Gibbons’ base salary by 20% to $600,000. Mr. Lundy’s base salary was not adjusted due to his retirement on March 31, 2017. Mr. Wall received another merit based increase of approximately 5%, resulting in a $400,000 base salary. Mr. Myers’ base salary received a $15,000 increase as established by his Employment Agreement with Western Alliance Bank, bringing his base salary to $465,000 for 2017.

28	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

Annual Bonus Plan

The Western Alliance Bancorporation Annual Bonus Plan (“Annual Bonus Plan”) is designed to create a pay-for-performance environment and is intended to motivate and retain qualified employees by providing the potential for an annual cash or equity award based on the Company’s achievement of pre-determined performance criteria. The Annual Bonus Plan serves the Company’s compensation objective of rewarding executives for the attainment of short- and long-term financial performance goals.

The Annual Bonus Plan is designed to provide market competitive payouts for the achievement of threshold, target and maximum performance goals. Establishment of the performance levels (threshold, target, and maximum) takes into account all factors that management and the Compensation Committee deem relevant, including market conditions and an assessment of a level of growth that is both aggressive and achievable for each performance criterion. Additionally, the Annual Bonus Plan restricts excessive risk-taking by not providing uncapped payouts and putting a ceiling on potential bonus payments.

The Annual Bonus Plan, including specific performance targets, is available for review as it is filed every year with the SEC as an exhibit to the Form 10-K.

2016 Annual Bonus Determination

The Compensation Committee, in consultation with the CEO, believes that using EPS as the most heavily weighted performance metric for the Company’s annual bonus plan is appropriate because it is the best measure of the Company’s success and ability to deliver value to shareholders. However, the Company revisits the annual bonus plan performance factors on a yearly basis. Although EPS is the Company’s preferred performance metric for the annual bonus and performance-based equity awards, the weight of EPS in the annual bonus plan decreased from 50% in 2014, to 40% in 2015, and 35% in 2016. These adjustments allow for additional emphasis on asset quality metrics and deposit growth.

The Company’s 2016 target goals and actual performance for each bonus component is provided below. The goals were above industry averages, and overall performance was at the top of the Peer Group.

Performance Factor	Target Performance	Actual Performance	Target Weight	Actual Weight Based on Performance
Earnings per Share (1)	$2.30	$2.54	35%	52.5%
Net Charge Offs (2)	<0.20%	0.02%	10%	15.0%
Classified Asset Ratio (3)	<1.70%	1.23%	10%	15.0%
Organic Non-Credit Enhanced Deposit Growth (4)	$900 million	$2,594 million	15%	22.5%
Organic Loan Growth (5)	$900 million	$791 million	10%	8.9%
Fee Revenue (6)	$33 million	$33.7 million	10%	12.4%
Quality Control (7)	2/Satisfactory	Not Passed	10%	0.0%

		Total	100%	126.3%

(1)	The Earnings per Share calculation is determined pursuant to GAAP. However, the above EPS amount has been adjusted for merger charges and mandated legal or regulatory changes.

(2)	The Net Charge Off ratio equals Net Loan charge Offs for the year divided by Average Loans Outstanding for the year.

(3)	The Classified Asset Ratio is the ratio of Classified Assets to Total Assets as of December 31, 2016.

(4)

The year over year deposit growth excludes accounts with credit enhancements, such as letters of credit, collateralized deposits and reciprocal deposit arrangements. Growth does not include increases in deposits acquired by acquisition.

(5)	The year over year loan growth calculation does not include increases in loans acquired by acquisition.

(6)	Non-Interest Fee Revenue excludes BOLI, rental income, lease income and appraisal income.

(7)	Quality Control refers to the Company’s performance as reflected in regulatory examinations and internal audits, and performance is measured and assessed by the Audit Committee.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	29

EXECUTIVE COMPENSATION  •  COMPENSATION DISCUSSION AND ANALYSIS

Annual incentive compensation targets under the Annual Bonus Plan are expressed as a percentage of annual cash salary, and bonus targets, achievements and payouts are included as shown in the following table.

Name	Target (% of Actual Salary)	2016 Bonus Earned ($)	2016 Bonus Paid ($)	2016 Bonus Paid (as % of Target)
Sarver	100%	1,238,046	1,238,046	126.3%
Gibbons	65%	400,944	400,944	126.3%
Myers	65%	369,374	369,374	126.3%
Lundy	65%	325,965	325,965	126.3%
Wall	50%	238,478	238,478	126.3%

2017 Annual Bonus Determination

In January 2017, the Consultant’s Competitive Compensation Assessment revealed that the target bonus amounts for the Company’s executive officers, including the NEO’s were between the 25th and 50th percentile of the Peer Group. Successful achievement of the aggressive performance targets adopted in the Company’s annual bonus plan has increased shareholder value over the last several years, and the Compensation Committee determined that target bonus amounts should reflect that success by being at or above the Peer Group median.

Name	Target (% of Actual Salary)	2017 Target Bonus ($)(1)	2017 Maximum Bonus (as % of Target)	2017 Maximum Bonus ($)(1)
Sarver	100%	1,184,110	140%	1,657,754
Gibbons	100%	592,055	140%	828,877
Myers	65%	301,475	140%	422,066
Lundy(2)	-	-	-	-
Wall	65%	258,967	140%	362,554

(1)    All amounts provided herein are estimates.

(2)    Mr. Lundy will not participate in the 2017 Annual Bonus Plan due to his retirement on March 31, 2017.

The Compensation Committee adopts annual performance targets in consultation with the CEO.

At the recommendation of the CEO and senior management, and after reviewing the competitiveness of performance levels required for payout, the Compensation Committee approved the 2017 Annual Bonus Plan with the following criteria and weighting factors:

Performance Factor	Target Performance	Target Weight	Maximum Weight Based on Performance
Earnings per Share	$2.90	35%	52.5%
Net Charge Offs	<0.15%	5%	7.5%
Classified Asset Ratio	<1.50%	5%	7.5%
Organic Non-Credit Enhanced Deposit Growth	$1,200 million	10%	15.0%
Organic Loan Growth	$1,000 million	10%	15.0%
Fee Revenue Growth	$4 million	15%	22.5%
Quality Control	2/Satisfactory	20%	20.0%
		100%	140.0%

30	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Compensation

The Company considers long-term equity incentive compensation (“LTI”) critical to the alignment of executive compensation with stockholder value creation and an integral part of the Company’s overall executive compensation objectives. The Compensation Committee approves annual equity grants at its January meeting, except with respect to the CEO, whose annual grant is approved by the Board of Directors at its January meeting. The grant date for the annual equity grant for all NEOs is the day of the Board of Directors’ January meeting.

As mentioned above, the Compensation Committee and the CEO believe EPS is the best measure of the Company’s success and ability to deliver value to shareholders. Reaching long-term EPS goals is critical to the Company’s growth strategy, and the EPS targets are designed to deliver performance better than the Peer Group. The Company has reliably delivered outstanding results to shareholders by focusing on this superior EPS strategy. Therefore, in both 2016 and 2017, the Company continued to design its performance-based equity awards primarily around the achievement of specified EPS targets. However, the Compensation Committee also recognizes the importance of TSR, especially in light of the SEC’s proposed “Pay for Performance” rules. In order to ensure the Compensation Committee is in the best position to establish meaningful performance targets both now and in the future, in 2016 the Committee engaged the Consultant to review and provide a recommendation on whether one or more TSR measures should be part of the Company’s LTI program. Pursuant to that review, a relative TSR carve-out was adopted by the Committee in 2017, as explained below.

2016 LTI Determination:

Given the ongoing success of the Company’s pay-for-performance approach, the Compensation Committee decided to continue granting performance-based stock unit awards (“PSUs”) to Company executives in 2016. The Compensation Committee believes that performance-based shares connect executive’s individual interests and the long term success of the Company. In 2016, after considering information regarding market analysts’ expectations for the Peer Group and the Company and input from Mr. Sarver, the Committee approved the following cumulative EPS targets for the PSUs covering the 2016-2018 performance period:

PSU Vesting (%)	Target ($)
0%	<$6.90
50%	$6.90
100%	$7.35
200%	$8.15 or above

The vesting percentage for EPS values falling between $6.90 and $8.15 will be determined by linear interpolation.

Each NEO is awarded a target number of PSUs; however, the actual number of shares of common stock received will depend on the Company’s 3-year cumulative EPS over the performance period. The PSUs will be forfeited, and the accounting expense reversed, if the established threshold performance goals are not achieved or in event of termination of employment that is not in connection with a Change in Control (as defined in the 2005 Stock Incentive Plan).

With respect to restricted stock awards (“RSAs”), in 2015 the Compensation Committee began adding an EPS performance component to RSAs for executives with bonus targets of 65% and higher. The EPS hurdle for these RSAs is not intended to be a target or stretch goal, but simply serves as another connection between the interests of shareholders and executives. The Compensation Committee continued that approach in 2016 and approved a performance-based restricted stock award for Messrs. Sarver, Gibbons, Myers and Lundy that required the Company to achieve a one-year EPS target of $1.59 before the award became eligible to vest on the second and third anniversaries of the grant.

Based on the Compensation Committee’s recommendation, in 2016, the Board of Directors granted kept Mr. Sarver’s LTI grant at 2015 levels, even in light of increased value due to strong Company performance. The remaining NEOs also received a combination of RSAs and PSUs based on the three-year cumulative EPS measures provided above, and in amounts commensurate with their position and responsibilities within the Company. Similar to previous years, with the exception of Mr. Lundy, all RSAs vest in equal parts on the second and third anniversary of the grant date (and after the performance required for the Performance-Based RSAs has been certified by the Compensation Committee). In contemplation of Mr. Lundy’s likely retirement in 2017, the Committee decided to vest his 2016 Performance-Based RSAs immediately after the required performance certification.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	31

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Name	Performance-Based RSAs (#)	PSUs (#)
Sarver	36,000	40,000
Gibbons	8,100	9,000
Myers(1)	5,729	5,729
Lundy	4,500	7,200
Wall(2)	5,400	6,030

(1)	Mr. Myers grant was determined pursuant to the terms of his Employment Agreement.

(2)	Mr. Wall’s RSAs are not subject to a performance requirement.

2017 LTI Determination

In 2017, after considering information regarding market analysts’ expectations for the Peer Group and the Company and input from Mr. Sarver and the Consultant, the Committee decided that the performance targets for the PSUs covering the 2017-2019 performance period would be weighted 75% toward the Company’s three-year cumulative EPS and 25% toward the Company’s relative TSR compared to the KBS Regional Banking Index. At the end of the performance period, the Company’s actual performance against the performance targets will be computed separately, then added together to obtain the total number of shares awarded.

The Committee approved the following performance targets for the 2017-2019 performance period:

Cumulative EPS (75%):

PSU Vesting (%)	Target ($)
0%	<$8.70
50%	$8.70
100%	$9.30
200%	$10.05 or above

Relative TSR (25%) compared to the KBW Regional Banking Index:

TSR (%)	KBW Regional Banking Index (percentile)
0%	<25th
50%	25th
100%	50th
200%	75th

The relative TSR component of LTI will be subject to a 100% maximum if TSR is negative for the performance period. The Company will interpolate on a straight-line basis between the threshold, target and maximum in each category of performance. Other than the revised performance targets, the 2017 PSUs have the same terms as the 2016 performance shares.

Similar to 2016, the Compensation Committee approved a performance hurdle for the restricted stock awards for Messrs. Sarver, Gibbons and Myers, the Company must achieve an EPS target of $2.03 in 2017 before those awards become eligible to vest on the second and third anniversaries of the grant.

Based on the Compensation Committee’s recommendation, in 2017, the Board of Directors granted Mr. Sarver 30,690 Performance-Based RSAs, and 30,690 PSUs. The Committee’s recommendation was in keeping with its desire to align Mr. Sarver’s target total direct compensation with the top quartile of the Peer Group.

The remaining NEOs also received a combination of RSAs and PSUs with the same measures provided above, and in amounts commensurate with their position and responsibilities within the Company. Mr. Lundy did not receive an LTI award in 2017 due to his retirement. Similar to previous years, with the exception of Mr. Lundy, all RSAs vest in equal parts on the second and third anniversary of the grant date (and after the performance required for the Performance-Based RSAs has been certified by the Compensation Committee). Mr. Wall has expressed that he is considering retiring sometime in 2018; therefore, the Committee decided his 2017 RSAs would cliff vest on the first anniversary of the grant.

32	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Name	Performance-Based RSAs (#)	PSUs (#)
Sarver	30,690	30,690
Gibbons	5,940	6,600
Myers(1)	3,821	3,821
Lundy	N/A	N/A
Wall(2)	1,320	4,400

(1)	Mr. Myers grant was determined pursuant to the terms of his Employment Agreement.

(2)	Mr. Wall’s RSAs are not subject to a performance requirement.

Executive Officer Stock Ownership Guidelines

The Board of Directors adopted Stock Ownership Guidelines in 2010. The Stock Ownership Guidelines, as amended, require the Company’s executive officers to own a minimum number of shares of the Company’s common stock, depending on their position and compensation level. Each actively employed NEO is required to remain in full compliance with these requirements. Mr. Lundy is no longer required to comply with these requirements due to his retirement.

Name	Ownership Guidelines	Status
Sarver	Lesser of 400,000 shares or 5x base salary	Met
Gibbons	Lesser of 50,000 shares or 3x base salary	Met
Myers	Lesser of 50,000 shares or 3x base salary	Met
Lundy	N/A	N/A
Wall	Lesser of 50,000 shares or 3x base salary	Met

The Company’s Insider Trading Policy and Stock Ownership Guidelines prohibit all executive officers from engaging in any hedging involving Company securities. In addition, the Stock Ownership Guidelines restrict the pledging of Company securities by all directors and executive officers (as defined by Section 16 of the Exchange Act). A complete copy of the Stock Ownership Guidelines, and the restrictions on hedging and pledging contained therein, is included as an exhibit to the Corporate Governance Guidelines available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorporation.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

Benefits and Perquisites

With limited exceptions, the Company offers executives the same basic benefit plans that are available to all full time employees (e.g., participation in our 401(k) Plan and group insurance plans for medical, dental, vision care and prescription drug coverage; basic life insurance; long term disability coverage; holidays; vacation, etc.), plus voluntary benefits that an executive may select and pay for (e.g., supplemental life insurance). The Company’s overall benefits philosophy is to focus on the provision of core benefits, with executives able to use their cash compensation to obtain such other benefits as they individually determine to be appropriate for their situations.

The Company believes in a compensation philosophy that deemphasizes benefits and perquisites for NEOs in favor of the performance-based compensation approach described above. The Company does not pay gross-ups and overall perquisites for NEOs continue to be minimal and limited to business-related functions and responsibilities. Please see footnote 3 to the Summary Compensation Table below for more information regarding perquisites offered to our NEOs.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	33

EXECUTIVE COMPENSATION • COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation Plan

NEOs may voluntarily defer cash compensation as part of the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (“Restoration Plan”). The Restoration Plan was adopted in order to allow the EMC members to defer a portion of their compensation because they face statutory limits under the Company’s 401(k) Plan. We believe the Restoration Plan is a cost-effective method of providing a market-competitive benefit to the NEOs. For more information on the Restoration Plan, including amounts deferred by the NEOs in 2016, see the Deferred Compensation Plan table and accompanying narrative below.

Bridge Bank, National Association Supplemental Executive Retirement Plan

Each of the prior named executive officers of Bridge Capital Holdings, including Mr. Myers, were eligible to participate in the Bridge Bank, National Association Supplemental Executive Retirement Program (the “SERP”). In connection with the Company’s acquisition of Bridge Capital Holdings and Bridge Bank, National Association, the Company assumed the SERP. Under the SERP, after achieving defined length of service and vesting thresholds, Mr. Myers and the other participating Bridge Bank executives will receive fifteen annual payments upon reaching retirement. The retirement payment is based on the average base salary of the employee in the last three years of service. The level of the retirement payment increases at a rate of four percent of base salary per year of service, cumulatively, until reaching a level of 60% after fifteen years of service. The executive’s right to receive retirement payments vests over a period of ten years of continuous service, including years served at Bridge Bank.

Tax Considerations

Section 162(m) of the Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s CEO and the three next highest compensated officers other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it exceeds $1 million during any fiscal year and is “performance-based,” as defined in Section 162(m). The Compensation Committee believes that it is generally in the Company’s interest to structure compensation to fall within the Section 162(m) deductibility limits. The Compensation Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in the best interests of the Company, but which may not qualify for tax deductibility under Section 162(m). The Compensation Committee considered the impact of the caps on the deductibility of compensation imposed by Section 162(m) in its design of executive compensation programs.

Furthermore, the Compensation Committee considered other tax and accounting provisions in developing the pay programs for the Company’s NEOs. These included special rules applicable to nonqualified deferred compensation arrangements under Code Section 409A and the accounting treatment of various types of equity-based compensation under FASB ASC Topic 718, as well as the overall income tax rules applicable to various forms of compensation. While the Company attempted to compensate executives in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately reward executives for the achievement of short- and long-term performance goals.

Evaluation of Company Compensation Plans and Risk

The Compensation Committee engages in a comprehensive review of the Company’s employee incentive plans no less often than annually. In April 2016, the Compensation Committee met with the Company’s CFO and senior risk officers to discuss, evaluate and review all of the Company’s employee compensation plans. The Compensation Committee and senior risk officers identified potential risks posed to the Company and risk mitigating factors within the plans. Based on input regarding long-term and short-term risks to the Company, the Committee ensured the plans include guiding principles, limitations on eligibility, clawbacks and other features, as necessary, to focus employees on long-term value creation rather than short-term results. Based on its most recent review of the compensation plans, an evaluation of the amount of payments made and the number of employees eligible for each plan, and discussions with the Company’s senior risk officers regarding the potential risks and how those risks are limited for each plan, the Compensation Committee determined that none of the Company’s compensation programs are reasonably likely to have a material adverse effect on the Company.

34	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee

Dr. James E. Nave (Chairman)

Marianne Boyd Johnson

Robert Latta

Cary Mack

Todd Marshall

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	35

EXECUTIVE COMPENSATION • COMPENSATION TABLES

Compensation Tables

Summary Compensation Table

The following table provides information concerning the compensation of the NEOs in each of the past three fiscal years in which each was an NEO. The column entitled “salary” discloses the amount of base salary paid to each NEO during the year, including amounts paid by the Company’s subsidiaries. The column entitled “Stock Awards” discloses the fair value of an award of stock measured in dollars and calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The column entitled “Non-Equity Incentive Plan Compensation” discloses payments made under the Western Alliance Bancorporation Annual Bonus Plan.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All Other Compensation ($)(4)	Total ($)

Robert Sarver Chairman and Chief Executive Officer	2016 2015 2014	980,385 830,000 824,231	2,387,920 2,020,840 1,916,000	1,238,046 1,166,123 1,171,562	- - -	83,546 57,560 52,047	4,689,896 4,074,523 3,963,840

Dale Gibbons Executive Vice President and Chief Financial Officer	2016 2015 2014	488,462 400,000 395,426	537,282 505,210 479,000	400,944 365,292 365,338	- - -	37,116 33,908 28,871	1,463,804 1,304,410 1,268,635

Daniel Myers(5) Executive Vice President, Northern California Administration	2016 2015	450,000 212,885	360,010 506,400	369,374 440,000	173,198 50,892	63,194 52,788	1,415,776 1,262,965

James Lundy Executive Vice President, Arizona Administration	2016 2015 2014	397,116 375,000 369,531	367,614 404,168 383,200	325,965 342,461 341,413	- - -	51,579 61,397 45,155	1,142,273 1,183,026 1,139,299

Merrill Wall(6) Executive Vice President, and Chief Administrative Officer	2016 2015 2014	377,692 360,000 358,310	359,131 337,693 320,930	238,478 252,894 254,651	- - -	40,198 38,473 35,982	1,015,499 989,061 969,873

(1)

Stock awards consist of restricted stock and performance-based stock units. The amounts represent the grant date fair value of the stock awards issued during the applicable fiscal year. With respect to the performance-based stock units, the amounts disclosed represent the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 at the target level of payout. The value of the 2016, 2015 and 2014 performance-based stock unit awards based on maximum performance as of the grant date was: Mr. Sarver – $2,513,600, $2,127,200, and $1,916,000; Mr. Gibbons – $565,560, $531,800, and $479,000; Mr. Myers – $360,010 and $0; Mr. Lundy – $452,448, $425,440, and $383,200; and Mr. Wall – $378,925, $356,306, and $320,930. Mr. Lundy’s performance units shown in the above table do not reflect the pro-rated value of his performance units resulting from his March 31, 2017 retirement. As a result of Mr. Lundy’s retirement, his 2016 and 2015 performance units were pro-rated based on the number of days in the performance period that he provided service, which resulted in an adjusted grant date fair value of $188,245 and $318,692, respectively. The Grants of Plan-Based Awards During 2016, Outstanding Equity Awards at Fiscal Year End and the Option Exercises and Stock Vested in 2016 tables include additional information with respect to all awards outstanding as of December 31, 2016.

Each participant who received a performance-based stock unit award was awarded a specific number of target units that will be earned by the participant at the end of a three-year performance period based on the Company’s cumulative EPS. Please refer to the “Long-Term Incentive Compensation” section of the CD&A in this proxy statement for more details regarding this equity program.

(2)

The Non-Equity Incentive Plan Compensation was fully payable as of December 31, 2016, and may not be deferred at the election of the NEO. The amounts reported in this column consist of earnings pursuant to the Annual Bonus Plan for the year indicated.

36	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION TABLES

(3)

The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for the named executive officer participating in the company’s SERP. The SERP was assumed in the acquisition of Bridge Capital Holdings on June 30, 2015, therefore, the only named executive officer participating in the SERP is Mr. Myers. For 2016, the value listed in this column represents the change in the present value of accumulated benefits from December 31, 2015 to December 31, 2016, whereas, for 2015, the change in value is from the June 30, 2015 acquisition date to December 31, 2015. The amounts represented above may fluctuate significantly in a given year depending on a number of factors that affect the formula to determine pension benefits, including years of service, earnings and actuarial assumptions. The discount rate of 5.75% and the salary rate increase of 4.00% used to determine the present value of the accumulated benefit was unchanged from 2015 to 2016. The Company has not provided above-market or preferential earnings on non-qualified deferred compensation under its Restoration Plan and, accordingly, no such amounts are reflected in this column.

(4)

Components of the “All Other Compensation” column include premiums paid by the Company in 2016 with respect to life, disability, medical, dental and vision insurance for the benefit of the NEOs, and matching contributions made by the Company in 2016 to the NEOs’ health savings accounts, 401(k) Plan and/or the Restoration Plan, and other perquisites.

Name	Insurance Premiums ($)	Registrant Contributions to 401(k) and Restoration Plans ($)(a)	Car Allowance ($)	Country Club Membership ($)	Total ($)
Sarver	13,151	58,395	12,000	-	83,546
Gibbons	5,503	19,613	12,000	-	37,116
Myers	14,812	6,000	12,000	30,382	63,194
Lundy	9,136	17,360	12,000	13,082	51,579
Wall	13,589	14,609	12,000	-	40,198

(a)

Pursuant to our 401(k) Plan, the Company matches 50% of the executive’s first 6% of compensation contributed to the plan. Each executive is fully vested in his contributions. Earnings are calculated based on employees’ election of investments, and distributions are made at the normal retirement date, termination of employment, disability or death. For information on the Company’s contributions to the Restoration Plan, see the Nonqualified Deferred Compensation Table and accompanying narrative below.

(5)	Mr. Myers became an employee of the Company in his current role upon the completion of the acquisition of Bridge Capital Holdings on June 30, 2015.

(6)	Mr. Wall was not a NEO in 2015, but was a NEO in 2014.

Pension Benefits for 2016

While we do not offer any pension benefits for any of our employees, we do maintain the Bridge Bank, National Association Supplemental Executive Retirement Plan (“SERP”), from which Mr. Myers benefits. The following table sets forth information regarding pension benefits accrued during the last fiscal year.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert Sarver	-	-	-	-
Dale Gibbons	-	-	-	-
Daniel Myers	SERP	16	1,881,519	-
James Lundy	-	-	-	-
Merrill Wall	-	-	-	-

(1)

The figures shown are determined as of the plan’s measurement date during 2016 under FASB ASC Topic 715, Retirement Benefits, for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 19. Employee Benefit Plans in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2016.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	37

EXECUTIVE COMPENSATION • COMPENSATION TABLES

Grants of Plan-Based Awards During 2016

The following table contains information about estimated payouts under non-equity incentive plans and long-term equity incentive awards made to each NEO during 2016. No stock options were granted to NEOs in 2016.

•	“ABP” is the annual incentive cash award payable pursuant to our 2016 Annual Bonus Plan.

•	“PSUs” are performance-based stock unit awards subject to performance-based vesting.

•	“RSAs” are restricted stock awards subject to time-based vesting and, for Messrs. Sarver, Gibbons, Myers, and Lundy, have a performance condition.

For a more complete understanding of the table, please read the related narrative.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Awards ($)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert Sarver
ABP		-	980,385	1,421,558
PSU	1/26/2016				-	40,000	80,000		2,513,600
RSA	1/26/2016							36,000	1,131,120
Dale Gibbons
ABP		-	317,500	460,375
PSU	1/26/2016				-	9,000	18,000		565,560
RSA	1/26/2016							8,100	254,502
Daniel Myers
ABP		-	292,500	424,125
PSU	1/26/2016					5,729	11,458		360,010
RSA	1/26/2016							5,729	180,005
James Lundy
ABP		-	258,125	374,281
PSU	1/26/2016				-	7,200	14,400		452,448
RSA	1/26/2016							4,500	141,390
Merrill Wall
ABP		-	188,846	273,827
PSU	1/26/2016				-	6,030	12,060		378,925
RSA	1/26/2016							5,400	169,668

Non-Equity Incentive Plan Awards (Columns 3-5) The amounts reported in these columns reflect threshold, target and maximum award amounts for fiscal year 2016 pursuant to the 2016 Western Alliance Bancorporation Annual Bonus Plan, which is a performance-based compensation plan. The actual amounts earned by each NEO pursuant to such plan are set forth in the Non-Equity Incentive Compensation Column of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns 6-8) The amounts reported in these columns reflect threshold, target and maximum award amounts for the 2016-2018 performance cycle pursuant to the PSUs issued as part of our 2016 annual equity awards. The actual amounts, if any, earned by each NEO pursuant to such awards are determined by the Compensation Committee at the end of the three-year performance cycle and are based on the Company’s cumulative EPS during the performance period. Threshold, target and maximum award amounts are payable upon achievement of a cumulative EPS of $6.90, $7.35, and $8.15, respectively. For more information regarding performance unit awards, please refer to the Long-Term Incentive Compensation section of the CD&A.

Stock Awards and Option Awards (Columns 9) The amounts reported in the 9th column reflect the number of shares underlying restricted stock awards that were granted as part of our 2016 annual equity awards and which vest 50% on the second and third anniversaries of the grant date. The awards for Messrs. Sarver, Gibbons and Lundy are subject to a one-year performance hurdle of EPS equal to or greater than $1.59, before they are eligible to vest. Mr. Lundy’s 2016 performance awards vest immediately after meeting the one-year after meeting the EPS target. No options were granted in 2016.

38	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • COMPENSATION TABLES

Grant Date Fair Value (Column 10) In the case of PSUs issued as part of our 2016 annual equity awards, the grant date fair value is based on the maximum number of shares, which the Company currently estimates as a probable outcome of the market-based performance conditions. Depending on whether or to what extent the respective performance conditions are met, the number of shares for which the performance units are settled may range from zero to 200%. As a result of Mr. Lundy’s March 31, 2017 retirement, the grant date fair value of Mr. Lundy’s pro-rated 2016 PSU award is $188,245

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning outstanding stock option awards and unvested RSAs and PSUs held by each NEO as of December 31, 2016. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our stock at December 30, 2016 ($48.71), by the number of shares of unvested stock.

		Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Grant Year	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Sarver	172,000	8,378,120	2015 2016	80,000 80,000	3,896,800 3,896,800

Dale Gibbons	42,100	2,050,691	2015 2016	20,000 18,000	974,200 876,780

Daniel Myers	20,729	1,009,710	2015 2016	- 11,458	- 558,119

James Lundy	31,700	1,544,107	2015 2016	16,000 14,400	779,360 701,424

Merrill Wall	28,150	1,371,186	2015 2016	13,400 12,060	652,714 587,443

(1)

Based on performance through the end of 2016, amounts shown represent the Company achieving maximum performance goals for the PSUs granted on January 27, 2015 and January 26, 2016, based on performance for the 2015-2017 performance period and 2016-2018 performance periods, respectively. As a result of Mr. Lundy’s March 31, 2017 retirement, his 2016 and 2015 PSU awards will be pro-rated based on the number of days in the performance period that he provided service. The pro-rated 2015 and 2016 PSUs for Mr. Lundy based on the Company achieving maximum performance goals were 11,985 and 5,991 shares, respectively, with a market value of $583,789 and $291,822, respectively.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	39

EXECUTIVE COMPENSATION • COMPENSATION TABLES

Stock Vested and Options Exercised in 2016

The following table provides information concerning the vesting of restricted stock during 2016 for each of the NEOs on an aggregate basis. The table reports the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock. For stock awards that vested in 2016, the aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of our common shares on the vesting date. Information regarding exercises of stock options has been omitted because no stock options were exercised by NEOs during 2016.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Sarver	50,000	1,618,400
Dale Gibbons	12,500	404,600
Daniel Myers	-	-
James Lundy	9,000	291,100
Merrill Wall	8,350	270,268

Nonqualified Deferred Compensation in 2016

The Company sponsors the Restoration Plan, a non-qualified deferred compensation plan available only to members of the EMC. The Restoration Plan became effective in 2006. Under the 401(k) Plan, there is a statutory limit on the amount of compensation that can be taken into consideration in determining participant contributions and the Company’s matching contributions. The Restoration Plan allows participants to contribute 6% of their base salary and bonus compensation payable under the Annual Bonus Plan, without regard to the statutory compensation limit, but offset by participant contributions actually made under the 401(k) Plan. The Company makes matching contributions of 50% of the deferred amount up to 3% of all compensation as offset by the amount of matching contributions made on the participant’s behalf under the 401(k) Plan.

The following table provides information with respect to the Restoration Plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. The column “Executive Contributions in 2016” indicates the aggregate amount contributed to such plans by each NEO during 2016. In 2016, no NEO received preferential or above-market earnings on deferred compensation, and no withdrawals or distributions were made.

Name	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)(1)	Aggregate Earnings in 2016 ($)	Aggregate Balance at 12/31/16 ($)
Robert Sarver	104,790	52,395	11,054	717,772
Dale Gibbons	27,225	13,613	2,684	180,017
Daniel Myers	-	-	-	-
James Lundy	22,721	11,360	2,995	194,695
Merrill Wall	17,218	8,609	2,135	141,311

(1)	Amounts in this column are included in the Summary Compensation Table, in the “All Other Compensation” column, and as a portion of the “Registrant Contributions” column in footnote (3) to that table.

40	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination or Change in Control

Termination Outside of a Change in Control

Other than the Employment Agreement with Mr. Myers that Western Alliance Bank entered into upon the Company’s successful acquisition of Bridge Capital Holdings, the Company does not currently have employment, severance or similar agreements or arrangements with any of its NEOs. The applicable award agreements under our 2005 Stock Incentive Plan provide that unvested stock options are forfeited immediately upon termination of service for any reason. The stock option award agreements further provide that, if a recipient dies or his or her employment is terminated due to disability, all vested options must be exercised within 12 months after the date of death or termination. The award agreements further provide that if a recipient’s employment is terminated for any other reason (except termination for cause), he or she has 90 days from the date of termination to exercise all vested stock options. The PSU and RSA award agreements provide that stock units continue to vest in the event of the death, termination due to disability, or qualified retirement of an executive prior to the vesting date of the award. On the applicable vesting date of PSUs, the number of vested stock units is determined based on the number of days during the performance period that the executive was in service to the Company prior to such death, termination due to disability or qualified retirement.

Potential Payments upon Termination in the Event of a Change in Control

In 2012, the Board of Directors adopted the Western Alliance Bancorporation Change in Control Severance Plan (“CIC Plan”) for EMC members, therefore, all NEOs are eligible for change in control severance benefits payable pursuant to the CIC Plan. Under the CIC Plan, benefits are payable to eligible executives, including NEOs, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive’s employment must be terminated without cause or the executive must terminate his employment for good reason during the 24-month period following a Change in Control.

A Change in Control is defined as:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

•	a sale of all or substantially all of the assets of the Company to another person or entity; or

•

any transaction, including a merger or reorganization, in which the Company is the surviving entity, which results in any person or entity other than persons who are stockholders or affiliates immediately prior to the transaction owning 50% or more of the combined voting power of all classes of stock of the Company.

Severance benefits under the CIC Plan consist of:

•	a single lump sum cash severance payment in an amount equal to the sum of (i) two times the executive’s base salary, and (ii) two times the executive’s target incentive bonus amount;

•	payment of any annual bonus that the executive earned in the prior year, but which was unpaid as of the executive’s separation from service;

•	payment of a pro rata amount of the executive’s target incentive bonus amount for the year in which the executive’s separation from service occurs, based on the number of days elapsed in the year; and

•	payment of the Company’s portion of the cost of continuing coverage under the Company’s group health benefit plan for the executive and the executive’s family for a period of up to 24 months.

The payment of benefits under the CIC Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the non-competition, non-solicitation and confidentiality covenants by and between the executive and the Company, pursuant to which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers for a period of one year following termination of employment. The Company may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provision or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	41

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Upon a termination of employment for cause, executives, including NEOs, are not eligible for severance benefits under our CIC Plan, with the exception of accrued benefits. For the purposes of the CIC Plan, “cause” means the executive’s (a) willful and continued failure to perform his material duties with the Company, or the commission of any activity constituting a violation or breach under any federal, state or local law or regulation applicable to the Company, (b) fraud, breach of fiduciary duty, dishonesty, misappropriation or other action that causes damage to the property or business of the Company, (c) repeated absences from work such that he executive is unable to perform his duties in all material respects, (d) admission or conviction of, or plea of nolo contendere to, any felony or other crime that adversely affect the Company’s reputation or the executive’s ability to carry out the obligations of his employment, (e) loss of any licenses or registration that is necessary for the executive to perform his duties, (f) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding or (g) act or omission in violation or disregard of the Company’s policies.

The 2005 Stock Incentive Plan provides for the treatment of outstanding options and shares of restricted stock upon the occurrence of a Change in Control. In the event of a Change in Control, unless the successor entity or a parent or subsidiary thereof has agreed in writing to assume or continue the Company’s outstanding stock options and restricted stock awards or to substitute new awards to replace such outstanding awards of the Company, then the outstanding stock options and unvested restricted stock awards will vest in full, and the Board of Directors may elect, in its sole discretion, either to provide that all stock options will be exercisable for a period of 15 days prior to, and contingent upon, the consummation of the Corporate Transaction or to cancel any outstanding options and restricted stock and pay, or cause to be paid, to the holder an amount in cash or securities having a value:

•	in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of the Company’s common stock in connection with the Corporate Transaction, or

•

in the case of options, equal to the product of the number of shares of common stock subject to the option multiplied by the amount, if any, by which the formula or fixed price per share paid to holders pursuant to the Corporate Transaction exceeds the exercise price of the option.

For performance shares, the stock unit agreements provide for the treatment of outstanding performance based stock unit grants in the event of a Change in Control. In such an event, the vesting of the 2015, 2016 and 2017 performance shares shall be determined as follows:

•

The Company shall determine and the Compensation Committee shall certify an EPS value equal to three (3) multiplied by the average of the Company’s actual annualized EPS for the completed portion of the performance period. The vesting percentage determined by such EPS value shall be multiplied by the target number of stock units to determine the number of stock units, if any, which shall be deemed vested stock units as of the day immediately preceding the consummation of the Change in Control.

•

In the event the Company’s projected annualized EPS for the remainder of the performance Period is higher or lower than the Company’s actual annualized EPS for the completed portion of the performance period, the Compensation Committee may, in its discretion, adjust the EPS value to account for the Company’s projected performance.

In addition, pursuant to indemnification agreements entered into by the Company with certain of its directors and executive officers, in the event of a change of control of the Company, an independent party will be appointed to determine the rights and obligations of the indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent. For more information regarding the indemnification agreements, see “Employment, Noncompetition and Indemnification Agreements” below.

Under the Restoration Plan, the Company’s matching contribution in the executive’s account (and all earnings thereon) will become 100% vested immediately (if not already vested): (1) upon a change in control of the Company; or (2) on the date the executive reaches age 65, the date of his disability, or the date he dies, if the executive is employed by the Company on any such date.

42	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming a change in control or other vesting event occurred on December 31, 2016, the vesting benefit pursuant to the Restoration Plan to each NEO would have been $717,772 for Mr. Sarver, $180,017 for Mr. Gibbons, $0 for Mr. Myers, $194,695 for Mr. Lundy, and $141,311 for Mr. Wall.

The table below reflects the amount of compensation that would have become payable to each of our NEOs under existing plans if the NEO’s employment had been involuntarily terminated or the NEO resigned for good reason immediately following a Change in Control on December 31, 2016. The actual amounts that would be paid upon a NEO’s termination of employment or in connection with a Change in Control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the attained level of performance for performance units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Cash Severance ($)	Bonus ($)	Stock Awards ($)	Welfare & Other Benefits ($)	Total ($)
Robert Sarver	4,000,000	1,238,046	12,274,920	23,871	17,536,837
Dale Gibbons	1,650,000	400,944	2,927,471	8,865	4,987,280
Daniel Myers	1,485,000	369,374	1,567,829	23,871	3,446,074
James Lundy	1,320,000	325,965	2,245,531	15,980	3,907,476
Merrill Wall	1,140,000	238,478	1,958,629	23,871	3,360,978

Cash Severance (Column 2) The cash severance amount upon a change in control termination represents a lump sum payment equal to the sum of (i) two times the executive’s base salary as of December 31, 2016, and (ii) two times the executive’s the target incentive bonus amount under the 2016 Annual Bonus Plan.

Bonus (Column 3) The bonus amount represents the pro-rata payment of the annual bonus based on the number of days that the NEO was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2016 fiscal year, the amounts reported in this column represent the full annual bonus award payable to each NEO for 2016.

Stock Awards (Column 5) The amounts reported represent the value that would have been attained upon the full vesting of all unvested restricted stock and performance share awards held by the NEO as of December 31, 2016. Amounts attributable to performance shares are based on the assumption for the 2015 and 2016 performance share awards would have vested based on achievement of maximum performance. The value of each share of restricted stock and performance shares subject to accelerated vesting is equal to our common stock’s closing market price per share of $48.71 on December 30, 2016. As a result of Mr. Lundy’s March 31 2017 retirement, his 2016 and 2015 PSU awards will be pro-rated based on the number of days in the performance period that he provided service and would reduce the stock award value in the above table to $1,640,358.

Welfare & Other Benefits (Column 6) The welfare benefits amount represents the employer portion of the premium paid on behalf of the NEO for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts are based on premiums paid on the executive’s behalf in 2016.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	43

EXECUTIVE COMPENSATION • EMPLOYMENT, NONCOMPETITION AND INDEMNIFICATION AGREEMENTS

Employment, Noncompetition and Indemnification Agreements

Employment Agreements

Western Alliance Bank entered into an Employment Agreement with Mr. Myers effective as of the closing of the Bridge Bank acquisition. The Employment Agreement has a term of three years and provides that Mr. Myers will serve as the President & CEO of the Bridge Bank division of Western Alliance Bank and as the Executive Vice President of Northern California Administration of the Company. Additionally, the Employment Agreement provides for an initial annual base salary of $450,000, which was increased by $15,000 on January 1, 2017 and will be increased by $15,000 again on January 1, 2018, an initial restricted stock grant of 15,000 shares that vests on the fifth anniversary of the effective date of the Employment Agreement, participation rights in the Company’s bonus and incentive plans and fringe benefits and perquisites consistent with the practices of Western Alliance Bank, and future grants of equity awards as approved by the Company’s Compensation Committee. Mr. Myers is also entitled to participate in all employee benefit plans, practices, and programs maintained by Western Alliance Bank. The agreement provides for potential payments upon termination or change-in-control, the details of which are discussed above. Mr. Myers will: (a) refrain from engaging or participating in any competitive banking or financial services business during the term of the agreement; (b) for a period of twelve months from the date that Mr. Myers’ employment is terminated, refrain soliciting, encouraging or assisting, directly, indirectly or in any manner whatsoever, any employees of Western Alliance Bank or its affiliates and subsidiaries to resign or to apply for or accept employment with any business or holding company thereof that provides asset based lending services or financing service to the technology or energy industries in the United States or any other competitive banking or financial services business within the counties in Arizona, California and Nevada in which Western Alliance Bank operated branch offices as of the date that Mr. Myers’ employment is terminated; and (c) refrain from using any confidential, trade secret, or proprietary information of Western Alliance Bank or its affiliates and subsidiaries to solicit any customer, person or entity that has a business relationship with Western Alliance Bank or, during the twelve (12) month period prior to the termination of Mr. Myers’ employment, was engaged in a business relationship with Western Alliance Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in Arizona, California and Nevada in which the Bank operated branch offices as of the date that Mr. Myers’ employment is terminated. In the event of a breach or threatened breach, Western Alliance Bank is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to Western Alliance Bank under applicable law.

Noncompetition Agreements

On July 31, 2002, the Company entered into a Noncompetition Agreement with Mr. Sarver. The agreement is enforceable while Mr. Sarver is employed by the Company as a senior executive or is a member of its Board of Directors and for two years following the conclusion of such service. The agreement provides that, other than with the Company, Mr. Sarver will refrain from (a) engaging in the business of banking, either directly or indirectly, or from having an interest in the business of banking, in any state in which the Company engages in the business of banking; (b) soliciting any person then employed by the Company for employment with another entity engaged in the business of banking; or (c) diverting or attempting to divert from the Company any business of any kind in which the Company is engaged. The agreement does not prohibit passive ownership in a company engaged in banking that is listed or traded on the NYSE, American Stock Exchange or NASDAQ, so long as such ownership does not exceed 5%. In the event of a breach or threatened breach, the Company is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to the Company under applicable law.

In consideration for the Company making certain executive officers, including the NEOs and the members of the EMC, eligible for the severance benefits provided pursuant to the Company’s CIC Plan, each executive is subject to the terms of certain non-competition, non-solicitation and confidentiality covenants by and between the executive and the Company, pursuant to which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers for a period of one year following termination of employment.

44	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • CERTAIN TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

On February 28, 2017, the Company entered into indemnification agreements with each of the Company’s directors and executive officers (“indemnitees”). These agreements provide contractual assurance of the indemnification authorized and provided for by the Certificate of Incorporation and Bylaws and the manner of such indemnification, regardless of whether the Certificate of Incorporation or Bylaws are amended or revoked, or whether the composition of the Board of Directors is changed or the Company is acquired. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. The Company’s Bylaws include provisions for indemnification of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.

Each agreement provides for the payment, in whole or in part, of expenses, judgments, fines, penalties, or amounts paid in settlement related to a proceeding implicating an indemnitee if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to criminal proceedings, the person must have had no reasonable cause to believe the conduct was unlawful. Each agreement also provides for instances in which the Company will advance funds to the indemnitee and a related mechanism by which the Company may be reimbursed for such advances if it is ultimately found not obligated to indemnify the indemnitee in whole or in part. Further, the Company has agreed to pay for all expenses incurred by an indemnitee in his or her attempt to enforce the indemnification terms of his or her agreement, any other agreement or law, the Company’s Bylaws or its Certificate of Incorporation. The Company has also agreed to take all necessary or desirable action to cause any officers’ or directors’ liability insurance policies to pay, on behalf of indemnitee, all amounts payable as a result of any proceeding covered by the terms of such policy.

Each agreement to indemnify is subject to a number of qualifications. For example, it does not apply to any proceeding with respect to which final judgment is rendered against indemnitee for payment or an accounting of profits arising from the purchase or sale by indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, nor does it provide for indemnification of indemnitee where such indemnification and expenses related thereto are prohibited by any applicable law or regulation promulgated by any federal or state legislation or banking regulatory agency. Additionally, the Company is entitled to assert that the indemnitee has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the Company to indemnify its directors and officers.

Certain Transactions with Related Persons

The Company and its banking subsidiaries have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors, officers, and principal stockholders of the Company and its subsidiaries (and their associates), including corporations, partnerships and other organizations in which such persons have an interest. See “Compensation Committee Interlocks and Insider Participation” on page 23 for more information on these banking transactions.

Other than such banking transactions, there have been three related person transactions since the beginning of fiscal 2016: the Company’s bank subsidiary purchased season tickets for the Phoenix Suns’ 2017-2018 season for a total amount of $322,277. Mr. Sarver is the Managing Partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. The tickets are used for business development purposes. Additionally, pursuant to Western Alliance Bank’s Use of Corporate Aircraft Policy, when Mr. Sarver used Western Alliance Bank’s private airplane for personal use he paid arms-length transaction fees to Western Alliance Bank totaling $339,090 in 2016. Finally, effective April 1, 2017, Mr. Haught joined the Company from his prior role as Managing Partner for Financial Services of Exequor Group, LLC (“Exequor”). As Managing Partner for Financial Services of Exequor, Mr. Haught owned 50% of the ownership interests of Exequor. Upon joining the Company, Mr. Haught sold his interest to Exequor, who paid Mr. Haught with a combination of cash and a $1,000,000 note payable in equal installments over the next two and a half years. The Company uses Exequor as an external consultant for Risk Management, including its Model Risk Management functions. Prior to Mr. Haught’s employment by the Company, in 2017 Exequor has invoiced the Company for $646,968, and expects the Company to account for $1.6 million total in 2017. In 2016, the Company represented 58% of Exequor’s revenue, and Exequor projects the Company will represent 32% of its total revenue in 2017.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	45

EXECUTIVE COMPENSATION • CERTAIN BUSINESS RELATIONSHIPS

Except as described in the previous paragraphs and except for the compensation arrangements and other arrangements described in “Executive Compensation” elsewhere in this proxy statement, there were no transactions during our fiscal year ended December 31, 2016 and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any director, any executive officer, any holder of 5% or more of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Certain Business Relationships

Mr. Sarver is one of three general partners in a limited partnership that holds certain commercial real estate in which Messrs. Hilton and Marshall are limited partners. This partnership is not related in any way to the Company’s operating or financial performance or the value of the Company’s shares. None of the directors, other than Mr. Sarver, is a managing or general partner in the limited partnership, nor do they have any other policy making role. Mr. Sarver also is the Managing Partner of the entity which owns the Phoenix Suns NBA basketball team. Mr. Hilton is a limited partner in the Phoenix Suns ownership group.

Mr. Sarver also serves as a director of Meritage Homes Corporation. Mr. Hilton is the Chairman and CEO of Meritage.

Mr. Boyd, a director of the Company, was the Chief Executive Officer of Boyd Gaming Corporation until 2008 and currently holds the position of Executive Chairman. Ms. Johnson, Mr. Boyd’s daughter, is also an executive officer and director of Boyd Gaming Corporation. Director Snyder was the President of Boyd Gaming Corporation from January 1997 until March 2005.

Director Mack is currently Co-Managing Partner for Southwest Value Partners Enterprises, a private real estate investment firm in which Mr. Sarver holds a minority interest. With the exception of maintaining routine deposit accounts with the Company’s subsidiary bank, SVP does not do business or engage in any transactions with the Company. Mr. Sarver was an original founder and managing principal of SVP, but no longer serves in a managing or controlling capacity. Mr. Sarver is a member of SVP’s three-person underwriting committee. Directors Hilton and Marshall are currently or have in the past invested in one or more funds managed by SVP.

46	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION • POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Persons

In January 2017, the Board of Directors updated its Related Party Transactions Policy (“Policy”) that can be found in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorporation.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.

The Policy applies only to specific transactions or arrangements with so-called related parties, which includes the Company’s directors, executive officers, beneficial owners of 5% of more of the Company’s voting securities, related entities, and immediate family members of the foregoing. In general, under the Policy, unless the transaction is deemed to be pre-approved under the Policy, every transaction involving a related party that involves amounts greater than $120,000 must be approved by the Governance Committee.

In accordance with Federal Reserve Board Regulation O, the Company’s bank subsidiary has adopted a formal policy governing any extensions of credit to any executive officer, director or significant stockholder of the bank or any affiliate. These policies require, among other things, that any such loan (1) be made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with unrelated persons, (2) not involve more than the normal risk of collectability or present other unfavorable features for the bank, and (3) be approved by a majority of the bank’s full board of directors, without the direct or indirect participation of the interested person. Any transactions between the Company and an officer or director of the Company (or any of its affiliates), or an immediate family member of such an officer or director, falling outside the scope of these formal policies must be conducted at arm’s length. Any consideration paid or received by the Company in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	47

INDEPENDENT AUDITORS • FEES AND SERVICES

Independent Auditors

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed RSM US LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017, and the related internal controls over financial reporting, as of December 31, 2017. RSM US LLP has served as the independent auditor for the Company since 1994. Representatives of RSM US LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the stockholders.

Fees and Services

The following table shows the aggregate fees billed to the Company for professional services by RSM US LLP for fiscal years 2016 and 2015.

	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees	1,221,000	1,071,000
Audit-Related Fees	32,000	29,000
Tax Fees	-	-
All Other Fees	-	-

Total	1,253,000	1,100,000

Audit Fees. Audit fees for both years include professional fees and costs associated with audits of consolidated financial statements and review of Form 10-K; SAS 100 reviews of interim financial information and related Forms 10-Q; and the Company’s at-the-market offering program, subordinated debt offering, and related consent letters. Audit fees for 2015 also include professional fees and costs associated with the review of Form S-4 and Form S-8 filings associated with the Bridge Bank acquisition and related consents.

Audit-Related Fees. Audit-related fees include audits of an employee benefit plan.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to RSM US LLP in 2016 and determined that such services and fees are compatible with the independence of RSM US LLP.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy or involves de minimis fees, the service will require specific approval by the Audit Committee. The Audit Committee may delegate to its Chairman the authority to pre-approve services of the independent auditors, provided that the Chairman must report any such approvals to the full Audit Committee at its next scheduled meeting. All Audit, Audit-Related, Tax and All Other Fees described above were approved by the Audit Committee before services were rendered.

48	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth as of the Record Date, April 10, 2017, the record and beneficial ownership of the Company’s common stock by: (a) persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock; and (b) each director, director nominee and NEO. The ownership of all directors and executive officers (not just NEOs) as a group is provided at the bottom of the table.

The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each person. An asterisk represents less than one percent of the class. The Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company’s common stock, except as set forth below.

Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (#)	Percent of Class (2)
T. Rowe Price Associates, Inc. (3)	7,822,232	7.42%
The Vanguard Group (4)	6,946,186	6.59%
Bruce Beach	38,211	*
William S. Boyd	4,011,439	3.80%
Howard N. Gould	22,513	*
Dale Gibbons (5)	162,071	*
Steven J. Hilton (6)	138,174	*
Marianne Boyd Johnson (7)	422,708	*
Robert P. Latta	33,471	*
James Lundy	30,264	*
Cary Mack	149,182	*
Todd Marshall	802,630	*
Daniel Myers	96,290
M. Nafees Nagy, M.D.	91,129	*
James Nave, D.V.M.	327,881	*
Michael Patriarca	5,125	*
John P. Sande, III	100,217	*
Robert G. Sarver (8)	1,322,874	1.25%
Donald D. Snyder	113,341	*
Sung Won Sohn	35,251	*
Kenneth A. Vecchione (9)	146,338	*
Merrill Wall	85,819	*

All directors and executive officers as a group (27 persons)	8,380,480	7.95%
*Less than 1%

(1)

In accordance with the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from April 10, 2017. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of April 10, 2017 (“exercisable stock options” and “exercisable warrants,” respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Telephone: (602) 389-3500.

(2)	Percentage calculated on the basis of 105,425,943 shares outstanding on April 10, 2017.

(3)

Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 7, 2017. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power of 1,046,711 shares, shared voting power of 0 shares, sole dispositive power of 7,822,232 shares, and shared dispositive power of 0 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates’ address is 100 E. Pratt Street, Baltimore, Maryland 21202.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

(4)

Based on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 10, 2017. Vanguard has sole voting power of 55,527 shares, shared voting power of 9,627 shares, sole dispositive power of 6,885,921 shares, and shared dispositive power of 60,265 shares. Vanguard’s address is 100 Vanguard Blvd. Malvem, PA 19355.

(5)	Mr. Gibbons’ share ownership includes 58,907 shares pledged or held in a margin account.

(6)	Mr. Hilton’s share ownership includes 61,548 shares held by a limited liability company.

(7)	Ms. Johnson’s share ownership includes 172,796 shares held by a limited partnership.

(8)

Mr. Sarver’s share ownership includes: (i) 30,000 shares held by Mr. Sarver’s spouse, over which he disclaims all beneficial ownership; (ii) 5,000 shares held by Mr. Sarver’s children, over which he disclaims all beneficial ownership; (iii) 23,800 shares held by a limited partnership; (iv) 33,105 shares held by a corporation; and (v) 553,200 shares pledged or held in a margin account.

(9)	Mr. Vecchione’s share ownership includes 87,103 shares pledged or held in a margin account.

50	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING • PROPOSAL NO. 1. ELECTION OF DIRECTORS

Items of Business to be Acted on at the Meeting

Proposal No. 1. Election of Directors

The Company’s Bylaws provide that the Board of Directors will consist of not less than 8 or more than 17 directors. The Board of Directors may, from time to time, fix the number of directors within these limits. Effective as of the date of the Annual Meeting, the Company’s Board of Directors will be fixed at 14 directors.

The 14 individuals listed below, all of whom are currently directors of the Company, are the nominees to be elected as directors at the Annual Meeting to serve for one-year terms. Proxies may not be voted for a greater number of persons than the number of nominees named.

Vote Required. A nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

The Board of Directors unanimously recommends that the stockholders vote

“FOR” all of the following nominees:

Robert Gary Sarver

Bruce Beach

William S. Boyd

Howard N. Gould

Steven J. Hilton

Marianne Boyd Johnson

Robert P. Latta

Cary Mack

Todd Marshall

James E. Nave, D.V.M.

Michael Patriarca

Donald D. Snyder

Sung Won Sohn, Ph.D.

Kenneth A. Vecchione

Biographical information about these nominees may be found beginning at page 7 of this proxy statement.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	51

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING • PROPOSAL NO. 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Proposal No. 2. Advisory (Non-Binding) Vote on Executive Compensation

Section 14A of the Exchange Act requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, no less than once every three years. Consistent with the desire of the Company’s stockholders expressed at the 2012 Annual Meeting of Stockholders to conduct the advisory vote on executive compensation annually, the Company has elected to provide for annual votes on executive compensation.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and other related tables and disclosures therein.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and stockholders. Our Board of Directors believes that our compensation policies and practices achieve these objectives.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

52	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING • PROPOSAL NO. 3. RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

Proposal No. 3. Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of RSM US LLP as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2017 and the Company’s internal control over financial reporting as of December 31, 2017. Representatives of RSM US LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of the appointment of the Company’s independent auditor is not required by our bylaws or otherwise, we are submitting the selection of RSM US LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for the Company.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent auditor.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	53

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. The Company prepares reports for such filings of its officers and directors based on information supplied by them. Based solely on its review of such information and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2016, its officers and directors were in compliance with all applicable filing requirements, except for:

(1)	Dr. Nave made one late form 4 filing describing a sale of shares.

(2)

Ms. Johnson made two late and one amended form 4 filings relating to her appointment as trustee of the Ingeburg C. Boyd Living Trust (the “Trust”), which became effective upon her mother’s death. As part of settling her mother’s estate, Ms. Boyd, as trustee to the Trust, exchanged cash for shares within the Trust to compensate various beneficiaries of the Trust. Ms. Johnson also made two amended form 4 filings describing shares previously omitted from her Section 16 filings.

(3)	Mr. Marshall made two late form 4 filings describing sales of shares and one amended filing correcting the number of shares held by the Arthur Marshall Family 1993 Irrevocable Trust.

(4)	Mr. Sarver made one amended form 4 filing describing a grant of shares which was greater than previously reported and a sale of shares for taxes which was less than previously reported.

(5)	Mr. Wall made one late form 4 filing describing a sale of shares.

(6)	Mr. Cady made three amended form 4 filings describing corrections in the number of shares beneficially owned by his spouse and a grant of shares made by the Company to his spouse.

54	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

ADDITIONAL INFORMATION • STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Equity Compensation Plan Information

As of December 31, 2016, there are no outstanding options under the Company’s 2005 Stock Incentive Plan (the only plan pursuant to which the Company issues equity awards). The amounts reflected in the table below represent both the total number of shares remaining available for future issuance under the Company’s 2005 Stock Incentive Plan and the outstanding options and shares assumed as part of the acquisition of Bridge Capital Holdings on June 30, 2015, which were issued pursuant to the now closed Bridge Capital Holdings’ 2006 Equity Incentive Plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders(1)	137,107	$21.70	3,680,695

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	137,107	$21.70	3,680,695

(1)	Shares issued in respect of these assumed options do not count against the share limits of the 2005 Stock Incentive Plan.

Additional Information

Stockholder Proposals for the 2018 Annual Meeting

Any proposal which a stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to its 2018 Annual Meeting of stockholders must be received by the Company in writing on or before the close of business on December 28, 2017 and the proposal must otherwise comply with Rule 14a-8 under the Exchange Act, including the proof of ownership requirements of Rule 14a-8(b)(2), and Delaware law. Proposals must be addressed to the Corporate Secretary at the Company’s principal executive offices located at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004.

Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Governance Committee reviews all stockholder proposals and makes recommendations to the Board of Directors for actions on such proposals. For information on qualifications of director nominees considered by our Governance Committee, see the “Corporate Governance – Director Selection Process” section of this proxy statement.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board of Directors or to propose any business at our 2018 Annual Meeting that is not to be included in the proxy statement, must give notice to our Corporate Secretary between January 17, 2018 and the close of business on February 16, 2018. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to the Company’s stock. If the 2018 annual meeting is held more than 30 days from the anniversary of the 2017 Annual Meeting of stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not to be included in the proxy statement by the later of the 90th day before the 2018 Annual Meeting or the 10th day following the day on which the date of such meeting is first publicly announced. We will not entertain any proposals or nominations at the 2018 Annual Meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Company strongly encourages stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT	55

ADDITIONAL INFORMATION • OTHER BUSINESS

Annual Report on Form 10-K

The Company has filed its Annual Report on Form 10-K for its 2016 fiscal year with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary, or from the website www.proxyvote.com.

Legal Proceedings

No director or executive officer of the Company is a party to any material pending legal proceedings or has a material interest in any such proceedings that is adverse to the Company or any of its subsidiaries.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notices of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attn: Corporate Secretary, or by calling (602) 389-3500.

Other Business

Except as described above, the Company knows of no business to come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote in accordance with the determination of a majority of the Board of Directors on such matters.

BY ORDER OF THE
BOARD OF DIRECTORS

ROBERT G. SARVER
CHAIRMAN OF THE BOARD OF DIRECTORS
Dated: April 21, 2017

56	WESTERN ALLIANCE BANCORPORATION 2017 PROXY STATEMENT

WESTERN ALLIANCE BANCORPORATION
ONE E. WASHINGTON, SUITE 1400
PHOENIX, AZ 85004
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
1A Bruce Beach
1B William S. Boyd
1C Howard N. Gould
1D Steven J. Hilton
1E Marianne Boyd Johnson
1F Robert P. Latta
1G Cary Mack
1H Todd Marshall
1I James E. Nave, D.V.M.
1J Michael Patriarca
1K Robert Gary Sarver
For Against Abstain
1L Donald D. Snyder
1M Sung Won Sohn, Ph.D.
1N Kenneth A. Vecchione
The Board of Directors recommends you vote FOR proposals 2. and 3.
2. Approve, on a non-binding advisory basis, executive compensation.
3 Ratify the appointment of RSM US LLP as the Company’s independent auditor.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000310871_1 R1.0.1.15

WA
WESTERN ALLIANCE
BANCORPORATION™
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com
WESTERN ALLIANCE BANCORPORATION
Annual Meeting of Stockholders
June 6, 2017 11:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Dale Gibbons and Randall S. Theisen, or either of them, as proxies, with full power of substitution, to vote shares of common stock of WESTERN ALLIANCE BANCORPORATION (“WAL”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM PDT June 6, 2017, at 1 E. Washington St. Ste 1400 Phoenix, AZ 85004, and any adjournment or postponement thereof (“Annual Meeting”), as specified on the reverse side of this proxy card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
The undersigned also provides directions to Charles Schwab Trust Co., Trustee, to vote shares of common stock of WAL allocated to accounts of the undersigned under the WAL 401(K) Plan, and which are entitled to be voted, at the Annual Meeting, as specified on the reverse side of this proxy card.
Where a vote is not specified: The proxies will vote all such shares owned of record as recommended by the Board of Directors on all proposals; and the Trustee will vote all such shares allocated to the WAL 401(K) Plan account of the undersigned on all proposals in the same manner and proportion as shares for which voting instructions are received.
Continued and to be signed on reverse side
0000310871_2 R1.0.1.15